UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Landauer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY – SUBJECT TO COMPLETION

[             ], 2017

Dear Landauer Stockholder:

On behalf of Landauer, Inc. (the “Company”), we are pleased to invite the stockholders of the Company to attend the Annual Meeting of Stockholders of Landauer, Inc., to be held on [            ], 2017, at 9:30 a.m., local time, at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois.

During fiscal year 2016, our Board remained focused on implementing critical strategic initiatives, developing long-term strategy, transitioning new leadership, divesting non-core assets and further strengthening corporate governance. For additional information regarding these matters, see the section captioned “Recent Developments” in the Proxy Statement Summary that begins on page 1. During the period January 1, 2016 through December 22, 2016, the closing sale price of the Company’s common shares as reported on the New York Stock Exchange (the “NYSE”) has increased from $32.92 per share to $49.20, an increase of 49.5 percent.

Gilead Capital LP (“Gilead Capital”) has provided notice of its intention to propose three director nominees (the “Gilead nominees”) for election at the Annual Meeting. Our Board does not believe the election of the Gilead nominees will serve the best interests of the Company’s stockholders. ACCORDINGLY, OUR BOARD URGES YOU TO VOTE ONLY FOR OUR BOARD’S PROPOSED NOMINEES BY USING THE ENCLOSED WHITE PROXY CARD, TO DISREGARD ANY MATERIALS SENT TO YOU BY GILEAD AND CERTAIN OF ITS AFFILIATES (TOGETHER, “GILEAD”) AND NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY GILEAD OR ANYONE SOLICITING PROXIES TO VOTE FOR ANY OF THE GILEAD NOMINEES.

Our Board of Directors is committed to acting in the best interests of all of the Company’s stockholders and, after considering Gilead’s proposed nominees, strongly urges all of the Company’s stockholders to reject Gilead’s efforts to have its nominees elected instead of ours. Accordingly, our Board of Directors recommends that you vote FOR its director nominees Jeffrey A. Bailey, William G. Dempsey, Teri G. Fontenot, Michael P. Kaminski, Michael T. Leatherman, David E. Meador and Frank B. Modruson, FOR Proposals 2 and 3, and 1 YEAR for Proposal 4 using the WHITE proxy card.

We urge you NOT to sign or return any proxy cards sent by Gilead. If you have already voted using a proxy card sent to you by Gilead, you can revoke it by subsequently executing and delivering the WHITE proxy card or by voting in person at the Annual Meeting. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the 2017 Annual Meeting as described in this Proxy Statement.

Your vote at the Annual Meeting is very important. Whether or not you plan to attend the meeting, we urge you to vote either via the Internet, by telephone or by signing and returning the WHITE proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Landauer.

Sincerely,

Michael P. Kaminski
President and Chief Executive Officer

APPENDIX A - INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

PRELIMINARY – SUBJECT TO COMPLETION

Landauer, Inc.

2 SCIENCE ROAD, GLENWOOD, ILLINOIS 60425-1586

TELEPHONE (708) 755-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Landauer, Inc. will be held at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois, at 9:30 a.m., local time, on [            ], 2017 for the following purposes:

1.	To elect the seven director nominees identified in this Proxy Statement to hold office for a term of one year each or until their successors are elected and qualified.

2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2017.

3.	To hold a non-binding advisory vote to approve executive compensation.

4.	To hold a non-binding advisory vote to approve the frequency of the advisory vote regarding executive compensation.

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 23, 2016 are entitled to notice of and to vote at the meeting.

Even if you plan to attend the Annual Meeting in person, please sign and return the enclosed WHITE proxy card as promptly as possible in the envelope enclosed for your convenience, or please vote via the Internet or phone using the instructions on the WHITE proxy card. If you receive more than one WHITE proxy card because your shares are registered in different names or addresses, each WHITE proxy card should be signed and returned to assure that all of your shares are represented at the Annual Meeting. If you mail the WHITE proxy or voting instruction card in the envelope provided, no postage is required if mailed in the United States. If you attend the Annual Meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the Annual Meeting.

DANIEL J. FUJII

Vice President, Chief Financial Officer and Secretary

[            ], 2017

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the web site listed on your WHITE proxy card	BY MAIL Sign, date and return your WHITE proxy card in the enclosed envelope

BY TELEPHONE Call the telephone number on your WHITE proxy card	IN PERSON Attend the Annual Meeting in Chicago, Illinois

If you have any questions or require assistance in voting, please contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on [            ], 2017. Our Proxy Statement and the Landauer, Inc. 2016 Annual Report on Form 10-K are available online at www.proxyvote.com or at our investor relations website at http://www.landauer.com.

IMPORTANT

Gilead Capital LP (“Gilead Capital”) has provided notice of its intention to propose three director nominees (the “Gilead nominees”) for election at the Annual Meeting. The Board does not believe the election of the Gilead nominees will serve the best interests of the Company’s stockholders. Accordingly, the Board urges you NOT to sign any proxy card sent to you by Gilead and certain of its affiliates (together, “Gilead”) or anyone soliciting proxies to vote for any of the Gilead nominees. If you have already signed any proxy card provided by Gilead, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY - by telephone or by Internet using the instructions on the WHITE proxy card, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Proxies and Voting Information	PROXY STATEMENT

PROXY STATEMENT SUMMARY

Recent Developments

In recent years the Board has taken numerous steps that we believe improve our corporate governance and position our Company for long-term success. These steps include:

•	Bringing on New Senior Management. In calendar year 2015, the Board named Mike Kaminski to serve as Chief Executive Officer and Dan Fujii to serve as Chief Financial Officer. The Board and Messrs. Kaminski and Fujii have overseen the recruitment of several other key managers who we believe strengthen the Company’s management, financial, sales and marketing, and research and development teams.

•	Refreshing the Board. Since April 2015, the Board has added three new directors and has nominated a fourth for election by stockholders at the Annual Meeting. In April 2015, the Board elected new director Jeffrey A. Bailey, an experienced life sciences and healthcare executive. In September 2016, the Board elected new director Teri G. Fontenot, a seasoned healthcare executive with financial experience. These two new independent directors are in addition to Mr. Kaminski, who joined the Board when he became CEO in October 2015. Additionally, pursuant to the Company’s retirement policy set forth in the Company’s Governance and Nominating Standards, Stephen C. Mitchell will not be eligible for re-nomination at the Company’s 2018 Annual Meeting. Finally, we are pleased to nominate Frank B. Modruson for election as director at the Annual Meeting. Mr. Modruson, who would also be an independent director, is the former Chief Information Officer of Accenture. The Board believes it has a strong foundation in IT due to the experience of David E. Meador and Michael T. Leatherman; however, the Board has identified that someone with Mr. Modruson’s skills would be very valuable to support the Company’s future strategic roadmap.

The average tenure of the Board’s current directors is approximately 8.1 years, and if all of our nominees are elected, the average tenure would be approximately 5.9 years upon their election.

•	Empowering Stockholders. In fiscal 2015 the Board elected, on its own and not as a result of any specific proposal submitted by a stockholder, to adopt majority voting in uncontested director elections and begin the process to declassify the Board. The Board will be fully declassified at the 2018 shareholder meeting.

•	Modifying our Compensation Programs. In fiscal 2015, the Board and Compensation Committee made numerous changes to our executive officer compensation program. These included modifying our incentive plans to make all benefits double trigger, clarifying and limiting the circumstances in which we can make adjustments and amendments to performance measures for outstanding performance awards, modifying the treatment of awards upon a termination without cause and enhancing our compensation disclosure. In early fiscal 2017 we have made additional changes, including increasing our stock ownership requirements for our directors and for our Chief Executive Officer and amending our equity plan to require a one-year minimum vesting period for all awards.

•	Remediating Control Weaknesses. In 2014, the Company identified and disclosed several material weaknesses in its internal control over financial reporting. Once identified, the Board removed the CFO and Controller, replaced the audit firm and assisted in hiring the new accounting team. These steps supported the strengthening of the accounting processes, team, auditors and these material weaknesses have now been fully remediated.

•

Successfully transitioned the new management team. In order to facilitate a successful transition of the management team, Mr. Leatherman, at the request of the Board, was appointed Executive Chairman for approximately 1 year at the time of Mr. Kaminski’s appointment as CEO. As Executive Chairman, Mr. Leatherman played a key role during this period in supporting the new management team. As part of the next phase of our transition plan, Mr. Leatherman has announced that he will step down from the role of Executive

Chairman following the Annual Meeting, and he intends to remain on the Board if elected. Over the past year the Company has significantly improved its financial performance, divested non-core assets and advanced strategic initiatives. The Company believes this positions it for long term success. During the period January 1, 2016 through December 22, 2016, the closing sale price of the Company’s common shares as reported on the New York Stock Exchange (the “NYSE”) has increased from $32.92 per share to $49.20, an increase of 49.5 percent.

Annual Meeting Information

We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors of Landauer, Inc. for the Annual Meeting of Stockholders and for any adjournment or postponement of the meeting (the “Annual Meeting”). We expect to begin mailing our proxy materials on or about [            ], 2017.

Time and Place: We are holding the Annual Meeting at 9:30 a.m. Central Standard Time on [            ], 2017, at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois.

Attendance Requirements: You may attend the Annual Meeting and vote in person even if you have returned a proxy in writing, by telephone or through the Internet.

Street-Name Holders: If you hold shares in a bank or brokerage account (known as shares held in “street name”), you must obtain a valid “legal proxy,” executed in your favor from the holder of record, if you wish to vote these shares at the meeting.

Matters for Stockholder Voting

At this year’s Annual Meeting, we are asking our stockholders to vote on the following matters:

	Proposal	Board Recommendation	Rationale for Board Recommendation
1.	Election of Directors Jeffrey A. Bailey William G. Dempsey Teri G. Fontenot Michael P. Kaminski Michael T. Leatherman David E. Meador Frank B. Modruson		•	Broad mix of backgrounds with operating, financial, strategic, M&A, business transformation & governance experience

2.	Ratification of Auditor Ratification of appointment of BDO USA, LLP		•	Independent, with limited ancillary services

3.	Say-on-pay Advisory vote to approve the compensation for named executive officers		• •	Strong linkage of pay for performance Balanced compensation program aligning interests with stockholders

4.	Say-on-frequency Advisory vote to approve the frequency of the advisory vote for named executive officers		•	Provides highest level of accountability and communication

APPROXIMATE DATE OF NOTICE: [            ], 2017

GENERAL INFORMATION CONCERNING THE PROXY SOLICITATION

Purpose, Place, Date and Time

This proxy is solicited by the Board of Directors of Landauer, Inc. (the “Company”, “we”, “our”, “us” or “Landauer”) on behalf of the Company for use at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on [            ,             ], 2017 at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois, at 9:30 a.m., local time, or any adjournments or postponements thereof.

On or around [            ], 2017, the Company will mail to its stockholders, other than those who previously requested electronic delivery, proxy materials including the Proxy Statement and 2016 Annual Report on Form 10-K. The WHITE proxy card included with the materials instructs you as to how you may vote your proxy on the Internet or by telephone.

Householding

The rules of the U.S. Securities and Exchange Commission (the “SEC”) permit the Company to deliver a single set of Annual Meeting materials to one address shared by two or more of the Company’s stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, Landauer has delivered only one set of Annual Meeting materials to multiple stockholders who share an address, unless the Company received contrary instructions from the impacted stockholders prior to the mailing date. Landauer agrees to deliver promptly, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Annual Meeting materials, contact Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, NY 11717, or by telephone at 800-542-1061. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

Voting Rights and Proxy Information

Who is entitled to vote?

On December 23, 2016, Landauer had outstanding 9,622,534 shares of Common Stock, which is its only class of voting stock, held of record by [            ] holders. Only stockholders of record at the close of business on December 23, 2016 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof. With respect to all matters that will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date.

Has the Company been notified that a stockholder intends to propose alternative director nominees at the Annual Meeting?

Yes. The Company received a notice dated December 19, 2016 from Gilead Capital LP (“Gilead Capital”) stating its intention to propose the three Gilead nominees for election at the Annual Meeting. The Gilead nominees have NOT been endorsed by the Board. We urge you NOT to use any proxy card that you may receive from Gilead or anyone soliciting proxies to vote for any of the Gilead nominees. We urge you to use the WHITE proxy card and vote FOR ALL of the Board’s nominees for director.

THE BOARD OF DIRECTORS URGES YOU TO DISREGARD ANY MATERIALS, AND NOT TO SIGN OR RETURN ANY PROXY CARD, SENT TO YOU BY GILEAD OR ANYONE SOLICITING PROXIES TO VOTE FOR ANY OF THE GILEAD NOMINEES.

It will NOT help to elect the nominees nominated by the Board if you sign and return proxies sent by Gilead, even if you vote AGAINST or WITHHOLD on the Gilead nominees using the Gilead proxy card. In fact, doing so will cancel any previous vote you may have cast in favor of the Board’s nominees on the Company’s WHITE proxy card. We urge you to disregard the Gilead proxy card.

We are not responsible for the accuracy of any information provided by or relating to Gilead contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Gilead or any other statements that Gilead may otherwise make.

How are my shares voted, including if I do not indicate how to vote on the WHITE proxy card?

The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the WHITE proxy that has been signed and returned, the shares will be voted FOR the election of each of the Board’s nominees for director, FOR the ratification of the appointment of BDO USA, LLP (“BDO”) as the independent registered public accounting firm, FOR the approval of our compensation for named executive officers, and 1 YEAR as the frequency of the non-binding advisory vote regarding executive compensation.

The WHITE proxy card also gives authority to the proxies to vote the shares at their discretion on any other matter presented at the meeting. If stockholders abstain from voting, including brokers, banks, or other agents holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. An abstention with respect to a proposal has the effect of a vote against a proposal, other than with respect to the proposal to elect directors and the proposal on the frequency of the non-bonding advisory vote regarding executive compensation. Abstentions will have no effect on the proposals to elect directors or determine the frequency of the non-binding advisory vote regarding executive compensation.

How do I vote if I hold my share through an account at a broker, bank, trust or other nominee?

If you hold your shares in an account at a broker, bank, trust or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and you should have received a WHITE voting instruction card and voting instructions with these proxy materials from that organization rather than from us. To ensure that your vote is counted, follow the directions set forth on the WHITE voting instruction card and the voting instructions that you receive. To vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank, trust or other nominee. Follow the instructions from your broker, bank, trust or other nominee included with these proxy materials, or contact your broker, bank, trust or other nominee, to request a legal proxy.

What are “broker non-votes”?

A “broker non-vote” occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Given the contested nature of the Annual Meeting and the delivery to brokers of competing sets of proxy materials, the rules of the New York Stock Exchange (“NYSE”) governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether or not “routine.” Accordingly, brokers will not have authority to vote at the Annual Meeting with respect to shares beneficially owned by stockholders who received competing sets of proxy materials from brokers in the absence of instruction from the beneficial holder. Such shares will not be considered present at the Annual Meeting for quorum purposes unless voting instructions from the beneficial holder are timely received, allowing the record holder of these shares to vote at the Annual Meeting.

In the event that there are any beneficial owners of shares who receive the Company’s proxy materials (but not any competing set of proxy materials), there may be broker non-votes with respect to such shares. Brokers will have discretionary authority with respect to these shares to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2), which is the only “routine” matter presented at the Annual Meeting. If brokers exercise this discretionary voting authority on Proposal No. 2, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting (Proposal Nos. 1, 3 and 4), which are considered “non-routine.”

If you hold your shares in street name, it is critical that you cast your vote by instructing your bank, broker, trust or other nominee on how to vote if you want your vote to be counted at the Annual Meeting.

How is a quorum determined?

A quorum is necessary for conducting a valid Annual Meeting. A quorum will be present if the holders of a majority of the outstanding shares of stock entitled to vote at the meeting are present in person or represented by proxy at the Annual Meeting.

Abstentions (shares of the Company’s capital stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of the Company’s capital stock represented at the Annual Meeting for purposes of determining whether a quorum has been achieved.

What is the vote required?

Proposal 1

With respect to the election of directors, Gilead has indicated that it intends to nominate three alternative director nominees for election at the Annual Meeting in opposition to the nominees recommended by the Board. If, as of ten days prior to the date the Company begins mailing this proxy statement to stockholders, the number of nominees exceeds the number of directors to be elected at the Annual Meeting, each director will be elected by a plurality of the votes cast, meaning the seven nominees receiving the highest number of votes will be elected. In this case, withhold votes on Proposal No. 1 will not have any effect on the election of directors, except to the extent they revoke earlier dated proxies.

In the event that Gilead withdraws its notice of nomination prior to the date that is ten days prior to the date on which the Company begins mailing this proxy statement to stockholders, such that the number of nominees for election as director no longer exceeds the number of directors to be elected, each director will be elected by vote of a majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors. “Majority of the votes cast” means that the number of shares voted FOR a nominee exceeds 50% of the number of votes cast with respect to that director (with abstentions and broker non-votes not counted as a vote cast either FOR or AGAINST (or WITHOLD on) that director’s election). In the event that an incumbent director is not re-elected, the Company’s Governance and Nominating Standards require that director to tender his or her resignation for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the resignation and publicly disclose its decision regarding the resignation and the rationale behind the decision within 90 days following certification of the election results.

Proposals 2 and 3

The affirmative vote of a majority of the shares of stock entitled to vote on the matter present in person or by proxy at the Annual Meeting will be required to approve the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and the advisory resolution approving the compensation of the named executive officers (Proposal No. 3).

Proposal 4

The non-binding advisory vote with respect to the determination as to whether the advisory vote to approve the executive compensation shall occur every one, two or three years shall be decided by a plurality of the votes cast among the three alternatives. This means that the alternative receiving the most votes will be considered to be the expressed preference of the stockholders, even if those votes do not constitute a majority of the shares of stock entitled to vote on the matter present in person or by proxy at the Annual Meeting.

What do I need to do to attend the annual meeting?

You should plan to arrive at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois, before the start of the annual meeting on [    ], 2017. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting. Proof of stock ownership and a photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares that you own, you must either sign and return all of the WHITE proxy cards or follow the instructions for any alternative voting procedure on each of the WHITE proxy cards that you receive.

Additionally, you may receive proxy solicitation materials from, or on behalf of, Gilead, including opposition proxy statements and proxy cards. The Board unanimously recommends that you disregard any proxy card you receive from Gilead or anyone soliciting proxies to vote for any of the Gilead nominees.

If you have already voted using a Gilead proxy card, you have every right to change your vote by executing the enclosed WHITE proxy card or by voting by telephone or via the Internet by following the instructions provided on the WHITE proxy card. Only the latest dated proxy you submit will be counted. If you vote against or withhold on any Gilead nominee using Gilead’s proxy card, your vote will not be counted as a vote FOR the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s WHITE proxy card. IF YOU WISH TO VOTE PURSUANT TO THE RECOMMENDATION OF THE BOARD, YOU SHOULD DISREGARD ANY PROXY CARD THAT YOU RECEIVE OTHER THAN WHITE PROXY CARDS.

If you have any questions or need assistance voting, please call MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the Annual Meeting, toll-free at (800) 322-2885 or collect at (212) 929-5500.

How do I revoke a proxy?

You may revoke your proxy at any time prior to it being voted by giving written notice to the Corporate Secretary of Landauer, by submission of a later dated proxy or by voting in person at the meeting. If you hold your shares through a broker, bank, trust or other nominee, you should follow their instructions as to how you can revoke a proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a holder of Common Stock who is in attendance and entitled to vote at the Annual Meeting may request a ballot and vote in person, which revokes a previously granted proxy.

It will NOT help to elect all of the nominees nominated by the Board if you sign and return proxy cards sent by Gilead, even if you vote AGAINST or WITHHOLD on their directors using the Gilead proxy card. In fact, doing so will cancel any previous vote you may have cast in favor of the Board’s nominees on the Company’s WHITE proxy card.

How are proxies being solicited and who pays solicitation expenses?

Proxies are being solicited by the Board on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this proxy statement, will be borne by Landauer. Appendix A sets forth information relating to the Company’s directors and certain of its officers and employees who may be deemed to be “participants” in the Company’s solicitation under the rules of the SEC by reason of their position as directors, officers or employees of the Company or because they may be soliciting proxies on the Company’s behalf. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Common Stock, and we may reimburse these individuals for their reasonable expenses. The Company has engaged MacKenzie Partners, Inc. to provide advisory, consulting and solicitation services. If Gilead proceeds with a proxy contest, we may incur additional costs in connection with our solicitation of proxies. The Company has agreed to pay MacKenzie customary compensation for its services, including an initial retainer of $20,000 plus additional agreed-upon fees and reimbursement for reasonable out-of-pocket expenses incurred during the solicitation. MacKenzie has advised us that its fees could be up to $225,000 in connection with this proxy contest. The Company has also arranged to indemnify MacKenzie against certain liabilities arising from or in connection with the engagement. In addition to mailed proxy materials and proxy materials available over the Internet, MacKenzie and our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. MacKenzie has advised us that approximately [            ] of its employees will be involved in the proxy solicitation on our behalf. If Gilead proceeds with a proxy contest, the Company estimates that the total amount to be spent in connection with the solicitation would be approximately $[    ,    ] to $[    ,    ]. The total expenditures to date in connection with the solicitation have been $[        ].

Whom should I call if I have questions about the Annual Meeting or voting?

Please call MacKenzie, the firm assisting us in the solicitation of proxies, at:

105 Madison Avenue

New York, New York 10016

ual@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free: (800) 322-2885

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as of December 23, 2016 concerning beneficial ownership of Common Stock by each person known by Landauer to own beneficially more than 5% of the outstanding shares of Common Stock, each director, each director nominee, each executive officer named under the caption “Executive Compensation” and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to shares held in their names, subject to community property laws, if applicable. Percentage ownership is based on an aggregate 9,622,534 shares of Common Stock outstanding on December 23, 2016. Unless otherwise noted, the address of each beneficial owner is c/o Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	1,268,436	13.2%
Royce & Associates, LLC (2)	1,056,729	11.0%
The Vanguard Group, Inc. (3)	722,655	7.5%
RidgeWorth Capital Management LLC as Parent Company for Ceredex Value Advisors LLC (4)	680,553	7.1%
The Killen Group, Inc. (5)	493,441	5.1%
Gilead Capital LP (6)	481,415	5.0%
Robert J. Cronin	30,909	*
Thomas M. White	20,335	*
Stephen C. Mitchell	19,734	*
William G. Dempsey	17,759	*
David E. Meador	17,680	*
Michael T. Leatherman	12,789	*
Michael P. Kaminski	7,210	*
Michael R. Kennedy	7,220	*
G. Douglas King	7,184	*
Daniel J. Fujii	5,071	*
Jeffrey A. Bailey	6,683	*
Teri G. Fontenot	1,007	*
Frank B. Modruson	0	*
All directors and executive officers as a group (12 persons)	153,581	1.6%

*	Less than one percent.
(1)	As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 8, 2016. This stockholder has sole voting power with respect to 1,244,628 of the shares beneficially owned. This stockholder’s address is 55 East 52nd Street, New York, NY 10055.
(2)	As reported in a statement on Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2016. This stockholder’s address is 745 Fifth Avenue, New York, NY 10151.
(3)	As reported in a statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016. This stockholder has sole voting power with respect to 21,475 of the shares beneficially owned; sole dispositive power with respect to 701,680 of the shares beneficially owned; and shared dispositive power with respect to 20,975 shares beneficially owned. Beneficial ownership includes 20,975 shares for which Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner, as a result of serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Beneficial ownership also includes 500 shares for which Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner as a result of its serving as investment manager of Australian investment offerings. This stockholder’s address is 100 Vanguard Boulevard, Malvern, PA 19355.
(4)	As reported in a statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2016. This stockholder has sole voting power with respect to 490,047 of the shares beneficially owned. This stockholder’s address is 3333 Piedmont Road NE, Suite 1500, Atlanta, GA 30305.

(5)	As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2016. This stockholder’s address is 1189 Lancaster Ave., Berwyn, PA 19312.
(6)	As reported in a statement on Schedule 13D filed with the Securities and Exchange Commission on December 19, 2016 by Gilead Capital LP, Gilead Capital GP LLC and Jeffrey A. Strong, which have shared voting and dispositive power with respect to 481,415 shares. This stockholder’s address is 157 Columbus Avenue, Suite 403, New York, NY 10023.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Landauer’s officers and directors and persons who beneficially own more than ten percent of Landauer’s Common Stock (“Reporting Persons”) to file reports of beneficial ownership and changes in such ownership with the SEC. Reporting Persons are required by SEC regulation to furnish Landauer with copies of all Section 16(a) reports they file and Landauer is required to post such reports on its website, http://www.landauer.com.

Based solely on a review of the Forms 3, 4 and 5 filings received from, or filed by Landauer on behalf of, Reporting Persons since October 1, 2015, the Company believes that all Section 16(a) filing requirements were met.

BACKGROUND OF THE SOLICITATION

The Board of Directors (the “Board”) of Landauer, Inc. (the “Company”) is committed to strong corporate governance and maximizing stockholder value. When necessary, it has taken decisive action. Over the course of approximately the last two years, the Board has replaced the Chief Executive Officer, Chief Financial Officer and the Chief Accounting Officer, added three new directors, changed independent auditors, and voluntarily acted to declassify the Board and adopt majority voting. The Board has also worked with management to strengthen the Company’s accounting processes, leading to the mitigation of all material weaknesses, and to develop a strategic roadmap for the Company.

From January 1, 2016 until the date of this Proxy Statement, the Company’s Common Stock has increased in value by approximately 50%.

In December 2016, Gilead Capital LP (“Gilead”) launched a proxy contest, seeking to replace three of the current directors of the Company who are up for election at the Annual Meeting. Gilead first became a stockholder of the Company in March 2016.

The Board recommends that stockholders vote FOR the Board’s director nominees using the WHITE proxy card and disregard any proxy card received from Gilead or anyone soliciting proxies to vote for any of the Gilead nominees.

For further context, a description of the events preceding the launch of the proxy contest follows.

Beginning in 2015 and continuing through the Company’s 2016 Annual Meeting of Stockholders in February 2016, before Gilead became a Company stockholder, Jeffrey A. Strong, Managing Partner of Gilead, contacted the Company and had several discussions with current and former Company employees, including Mr. Leatherman, the Company’s then Chief Executive Officer and current Executive Chairman of the Board, Mr. Kaminski, the Company’s current Chief Executive Officer, Mr. Fujii, the Company’s current CFO, and Mr. Mark Zorko, the Company’s then-Interim CFO.

On March 1, 2016, Gilead became a stockholder of the Company. The stock price was $29.37 per share at the close of trading on this day.

On June 7, 2016, on Gilead’s request, the Company hosted Gilead at its headquarters in Glenwood, Illinois. During this meeting, the Company took Mr. Strong on a tour of the facility, introduced him to key leaders and reviewed the publically available information on the Verifii product as well as answered questions on a broad range of topics, including executive compensation.

During July and August 2016, Mr. Strong had calls with Mr. Fujii to discuss the launch of the Instadose+ dosimetry system by Mirion as a competing product to Verifii and the Company’s financial performance.

On August 16, 2016, in response to Mr. Strong’s request for a meeting, Mr. Kaminski, the Company’s Chief Executive Officer, met with Mr. Strong. During this meeting, Mr. Strong presented Mr. Kaminski with a handout outlining Gilead’s view of the changes needed to the Company’s compensation structure, corporate governance and board composition.

On September 28, 2016, the Board appointed Teri G. Fontenot, an experienced healthcare and finance executive, as an independent director. Additionally, the Company announced Mr. Cronin’s retirement from the Board effective at the Annual Meeting, and the Board appointed William G. Dempsey as the new Lead Director, effective October 1, 2016.

On October 4, 2016, in response to Mr. Strong’s request for a meeting with the Board chairman, Mr. Kaminski and Mr. Leatherman met with Mr. Strong to discuss Gilead’s views with respect to the Company’s compensation structure, corporate governance and board composition. As part of Gilead’s presentation, Mr. Strong commended the Board on the addition of Teri Fontenot and further suggested that the Board should consider adding IT/data analytics skills. Mr. Strong offered to help the Board find the right person if it elected to recruit that skill set. During this meeting, Mr. Strong also proposed that he be made a director, provided his references and demanded a response by October 14, 2016.

On October 5, 2016, Mr. Kaminski emailed Mr. Strong to indicate that he had contacted the other directors and shared details of his meeting with Mr. Strong for their consideration.

On October 17, 2016, Mr. Kaminski notified Mr. Strong that the Board had determined not to pursue further the possibility of adding Mr. Strong to the Board at that time. In making that determination, the Board had considered Mr. Strong’s background and experience and determined that Mr. Strong would not enhance the Board’s existing skill set and would be redundant to the Board’s substantial financial experience. At that time, however, Mr. Kaminski informed Mr. Strong that the Board would begin the process of recruiting for Mr. Mitchell’s replacement, since pursuant to the Company’s retirement policy set forth in the Company’s Governance and Nominating Standards, Mr. Mitchell would not be eligible for re-nomination at the Company’s 2018 annual meeting of stockholders, and that Mr. Strong was welcome to submit his name for consideration. Shortly following this communication, Mr. Strong demanded another meeting with Mr. Leatherman on his Board candidacy.

On October 26, 2016, Mr. Kaminski and Mr. Leatherman participated in a telephone call with Mr. Strong. During the call, Mr. Strong demanded that he join the Board. Also during this call he asked to speak with Mr. Leatherman privately.

On October 27, 2016, Mr. Leatherman and Mr. Kaminski participated in a call to understand the nature of the private topic. During that conversation, Mr. Strong alleged that certain Company filings with the Securities and Exchange Commission (the “SEC”) incorrectly identified Mr. Leatherman as being a Certified Public Accountant (“CPA”). Mr. Strong also requested a call with Mr. Dempsey.

On October 28 and 30, 2016, Mr. Strong emailed Mr. Kaminski to follow up on his request for a call with Mr. Dempsey, reiterate his prior request that his references be contacted and request that the Board let him know its position on his Board request by November 2, 2016.

On November 1, 2016, Mr. Kaminski emailed Mr. Strong to arrange a call with Mr. Dempsey and reiterated that the Board had already determined not to pursue the possibility of adding Mr. Strong to the Board.

On November 6, 2016, Mr. Strong sent the Company a demand for various Company books, records and documents pursuant to Section 220 of the Delaware General Corporation Law (“Gilead’s Section 220 demand”) stating that the purpose of the demand was to enable Gilead to communicate with the Company’s stockholders in connection with the election of directors at the Annual Meeting in addition to any other matters that may properly come before the stockholders at the Annual Meeting.

Also on November 6, 2016, Mr. Strong sent a letter to the Board, among other things, citing concerns regarding the Board’s rejection of Mr. Strong’s demand to join the Board and describing Gilead’s concerns regarding Mr. Leatherman’s continuing service as a director.

On November 11, 2016, the Company responded to Gilead’s Section 220 demand.

Also, on November 11, 2016, Mr. Dempsey and Mr. Kaminski participated in a telephone call with Mr. Strong. Mr. Strong reiterated his demand to be added to the Board. Mr. Strong stated he was disappointed that the Board had not called his references, to which Mr. Dempsey answered that the Board selection process is robust and calling references is at the end of a selection process not the beginning. Therefore since we were not pursuing him as a Board candidate, we would not be calling his references.

On November 16, 2016, Mr. Strong sent a letter to the Board, among other things, demanding that the Board immediately remove Mr. Leatherman as a director and an officer and conduct an independent investigation of the Board’s internal governance processes.

On November 18, 2016, Mr. Kaminski emailed Mr. Strong to inform him that the independent Board members were meeting and that they would respond to his demands in writing.

Also on November 18, 2016, the Company’s independent directors met telephonically in executive session outside the presence of Mr. Leatherman and Mr. Kaminski to discuss both Mr. Strong’s continued demand to be added to the Board and Mr. Strong’s demand that Mr. Leatherman be immediately removed as an officer and director. The independent directors determined not to pursue the possibility of adding Mr. Strong to the Board for the same reasons as previously stated. With respect to Mr. Leatherman, the Board considered Mr. Strong’s allegations regarding Mr. Leatherman’s identification as a CPA. The independent directors noted that Mr. Leatherman had passed the CPA exam and was registered as a CPA in Illinois in 1984 but did not obtain his license because he was then in a business role and did not intend to practice at an accounting firm. The independent directors also noted Mr. Leatherman’s extensive financial experience from his roles at a number of companies, including Landauer. The independent directors discussed their belief that it was not necessary that Mr. Leatherman have a current CPA license for him to serve in any of the capacities he has served the Company, and to bring his experience to bear for the benefit of stockholders, as he has done throughout his tenure on the Company’s Board. Furthermore, Mr. Leatherman clearly qualifies as an “audit committee financial expert,” as such term is defined for SEC disclosure purposes. The independent directors also noted that the Company’s outside independent auditors had been made aware of the issue. The independent directors concluded that Mr. Leatherman had obtained and maintained sufficient financial and accounting expertise for the positions he has held at Landauer, had no intention to mislead the Board or the Company’s stockholders and that whether Mr. Leatherman was a licensed CPA, as opposed to being merely trained as a CPA, was immaterial to Mr. Leatherman’s ability to serve effectively as an executive officer or director of the Company. As a result, the independent directors determined not to remove Mr. Leatherman as an officer or seek to remove Mr. Leatherman as a director.

Also on November 18, 2016, Mr. Leatherman provided notice to the Board that he intended to retire from the position of Executive Chairman of the Board, effective at the Annual Meeting, but continue to stand for election as a director.

On November 22, 2016, Gilead filed a Schedule 13D with the SEC, reporting Gilead’s and its affiliates’ beneficial ownership of approximately 5.0% of the outstanding shares of Company common stock. Gilead also filed an “open letter” to the Board that, among other things, expressed its concerns regarding the Company’s corporate governance practices and performance and demanded that the Board immediately: (1) remove Mr. Leatherman as a director and officer of the Company, (2) provide information regarding the nomination and review process for Mr. Leatherman and Mr. Dempsey, (3) form a committee of certain independent directors to investigate and review the nomination and review processes and (4) appoint Mr. Strong to the Board.

Also on November 22, 2016, the Board held a special telephonic meeting during which the Board discussed Gilead’s November 22, 2016 letter.

On November, 22, 2016, the Company filed a Current Report on Form 8-K disclosing that (i) Mr. Leatherman intended to retire from the position of Executive Chairman, effective at the Annual Meeting, but to continue on as a director if re-elected at the Annual Meeting, (ii) the Board expects to appoint Mr. Dempsey to succeed Mr. Leatherman as Chairman of the Board, in a non-executive capacity, subject to Mr. Dempsey’s re-election as a director at the Annual Meeting and (iii) that if Mr. Dempsey becomes Non-Executive Chairman of the Board, the Board expected to appoint Mr. Thomas M. White to serve as Chairman of the Compensation Committee. Later that day, Mr. Strong called Mr. Kaminski and left a voicemail stating that the Company’s Current Report on Form 8-K was inadequate and demanding that the Board reconsider its decision to retain Mr. Leatherman as a director.

On November 23, 2016, on behalf of the Board, Mr. Dempsey sent a letter to Gilead formally responding to Mr. Strong’s letters of November 6 and November 16, 2016. In the letter, Mr. Dempsey acknowledged the Company’s openness to listen to all shareholder comments and reiterated that the independent directors’ determined not to add Mr. Strong to the Board or remove Mr. Leatherman as an officer or seek his removal as a director. The letter outlined various actions the Board had taken in recent years that it believed enhanced governance and performance and also noted that, since becoming a stockholder in March 2016, Gilead had enjoyed an increase of approximately 50% in value of its Company stock.

On November 28, 2016, Gilead filed with the SEC an amendment to its Schedule 13D, among other things, indicating its intention to run a slate of directors in opposition to the Board’s nominees at the Annual Meeting.

Between November 29, 2016 and December 5, 2016, Mr. Strong and Mr. Kaminski corresponded by email to discuss the Company’s demonstration of the Verifii prototype at the Radiological Society of North America 2016 Annual Meeting and the competing Instadose+ product exhibited by Mirion, as well as Mr. Kaminski’s Form 4 filed on December 2, 2016.

On December 16, 2016, Mr. Strong had a teleconference with Mr. Kaminski and Mr. Fujii to discuss the development of the Verifii product and various performance metrics.

On December 19, 2016, the Company received notice from Gilead stating Gilead’s intention to nominate three candidates for election at the Annual Meeting. Later that day, the Company issued a press release noting that the Board would continue to act in the best interests of the Company and would make a recommendation in due course.

On December 20, 2016, Mr. Kaminski called Mr. Strong, and they discussed a process to determine if a settlement was possible. Later that day, Gilead filed a Preliminary Proxy Statement on Schedule 14A.

On December 21, 2016, Mr. Strong and Mr. Kaminski engaged in multiple conversations throughout the day to discuss the possibility of settlement, but no resolution was reached.

ELECTION OF DIRECTORS

At the Annual Meeting of Stockholders of the Company held on March 6, 2015, the Company’s stockholders approved an amendment to the Certificate of Incorporation of the Company to declassify the Board of Directors. The terms of seven of the nine current directors expire at the Annual Meeting. As previously disclosed, on September 28, 2016, Robert J. Cronin announced his intention to retire as a director of the Board, effective at the Annual Meeting. The remaining six directors with expiring terms, Jeffrey A. Bailey, William G. Dempsey, Teri G. Fontenot, Michael P. Kaminski, Michael T. Leatherman and David E. Meador are, together with nominee Frank B. Modruson, who is not currently a director, Landauer’s nominees (collectively, the “Landauer Board Nominees”) for election or re-election, as applicable, to a one-year term each or until their successors are elected and qualified.

Effective September 28, 2016, the Board of Directors appointed Teri G. Fontenot as an independent director of the Board, increasing the size of the Board to nine individuals. Ms. Fontenot was first identified as a potential nominee by an outside firm with expertise in the healthcare industry, which had been retained by the Governance and Nominating Committee to assist it in identifying possible director candidates. Frank B. Modruson was first identified as a potential nominee by a director of the Company.

Shares represented by executed WHITE proxy cards will be voted, if authority to do so is not withheld, FOR the election of the seven Landauer Board Nominees. In the event that any nominee is unable to serve or for good cause will not serve, such shares will be voted FOR the election of such substitute nominee as the Board may propose. Each of the Landauer Board Nominees has agreed to serve if elected, and management has no reason to believe that any of the Landauer Board Nominees will be unable to serve.

With respect to the election of directors, Gilead has indicated that it intends to nominate three alternative director nominees for election at the Annual Meeting in opposition to the nominees recommended by the Board. If, as of ten days prior to the date the Company begins mailing its definitive proxy statement to stockholders, the number of nominees exceeds the number of directors to be elected at the Annual Meeting, each director will be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of directors, meaning the seven nominees receiving the highest number of votes will be elected. In this case, withhold votes will not have any effect on the election of directors (except to the extent they revoke earlier dated proxies), and there will be no broker non-votes.

In the event that Gilead withdraws its notice of nomination prior to the date that is ten days prior to the date on which the Company files its definitive proxy statement with the SEC such that the number of nominees for election as director no longer exceeds the number of directors to be elected, each director will be elected by vote of a majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors. “Majority of the votes cast” means that the number of shares voted FOR a director exceeds 50% of the number of votes cast with respect to that director (with abstentions counted as a vote cast AGAINST (or WITHHOLD on) that director’s election, and broker non-votes not counted as a vote cast either FOR or AGAINST (or WITHOLD on) that director’s election).

The Board of Directors unanimously recommends a vote FOR the election of the Landauer Board Nominees below as directors of Landauer.

Certain information as to the seven nominees for election or re-election at the Annual Meeting is set forth below. Certain individual qualifications, experiences and skills of the directors that contribute to the Board of Directors’ effectiveness as a whole are also described below.

LANDAUER BOARD NOMINEES:

Jeffrey A. Bailey, age 54, has been a director since April 2015. Mr. Bailey currently serves as Chairmen and CEO of Neurovance, Inc. that develops innovative new Neurology therapies. He has served as Neurovance Chairmen since January 2016 and CEO since November 2016. From January 2013 through September 2015, Mr. Bailey served as President and Chief Executive Officer and a Director of Lantheus Medical Imaging, Inc., a global leader in providing diagnostic imaging agents, primarily used for the diagnosis of cardiovascular diseases. From August 2011 to December 2012, Mr. Bailey was Chief Operating Officer of Fougera Pharmaceuticals (formerly Nycomed US), a company that develops, manufactures and markets specialty topical and dermatology medicines. From August 2010 to July 2011, he was Chief Commercial Officer of King-Pfizer Pharmaceuticals, a diversified specialty pharmaceutical discovery and clinical development company, and from 2008 to 2010, Mr. Bailey was President and General Manager of a Novartis Operating Unit. From 1984 to 2006, Mr. Bailey held various executive, commercial and manufacturing roles within the Johnson & Johnson family of companies. Mr. Bailey serves on the Audit and Compensation Committees.

Qualifications: Mr. Bailey’s extensive experience in the pharmaceutical industry combined with a broad range of functional leadership experience provides valuable insight for the Company as to the issues and opportunities created by the Joint Commission’s new Diagnostic Imaging Services Requirements associated with the safe delivery of diagnostic imaging services. He also has strong functional experience in manufacturing, supply chain, operations, financial management, data analytics and sales and marketing.

Current Directorships: Executive Director of Neurovance, Inc. and Director of ImaginAb Inc.

Former Directorships: Director of Lantheus Medical Imaging, Inc.

William G. Dempsey, age 65, has been a director since 2008 and the Lead Director of the Board since October, 2016. Since 2007, Mr. Dempsey retired and has been serving as Director of numerous public and private companies, serving on Governance, Audit, Compensation, Technology and Quality Committees. From 1982 to 2007, Mr. Dempsey held various senior leadership positions with Abbott Laboratories including Executive Vice President, Global Pharmaceuticals from 2006 to 2007. At Abbott, Mr. Dempsey had global responsibility for sales, marketing, manufacturing, R&D, regulatory and quality organizations for Pharmaceutical and Medical Device businesses. Abbott Laboratories is a global, broad-based health care company devoted to discovering new medicines, new technologies and new ways to manage health. From 1977 to 1982, Mr. Dempsey held various positions with Sciaky Bros., a manufacturer of high-tech electron beam, laser welding and heat treating systems. Mr. Dempsey serves on the Governance and Nominating Committee and is Chairman of the Compensation Committee.

Qualifications: Mr. Dempsey’s extensive experience as a senior executive with a global healthcare company provides a wealth of experience in global healthcare markets including pharmaceuticals, nutrition and medical devices. Mr. Dempsey’s leadership experience provides expertise in strategy, marketing, international operations, manufacturing and managing research and development organizations.

Current Directorships: Director of Hill-Rom Holdings, Inc., a NYSE listed company; Director of Ashland, Inc., a NYSE listed company. Mr. Dempsey is also a member of the Board of Trustees of the Guadalupe Center in Immokalee, Florida.

Former Directorships: Director of Hospira, Inc., a NYSE listed company; Director of Nordion, Inc., a NYSE listed company; and Director of TYRX, Inc.

Teri G. Fontenot, age 63, has been a director since September 28, 2016. Since April 1996, Ms. Fontenot has served as the President and CEO of Woman’s Hospital, a nationally recognized health system for obstetrics, infant care, gynecology, and women’s cancer care. From 1992-1996, Ms. Fontenot served as CFO, COO, and Executive Vice President of Woman’s Hospital. From 1988-1991, Ms. Fontenot was CFO of Opelousas General Hospital, and from 1987-1988, she was the CFO of Southwest Florida Regional Hospital. She began her healthcare career in Monroe, LA, at St. Francis Medical Center in July 1982. Ms. Fontenot is a non-practicing Certified Public Accountant (CPA) and has an MBA. She is a member of the Audit and Governance and Nominating Committees.

Qualifications: Ms. Fontenot has a breadth of healthcare and finance senior leadership, including more than 34 years of experience as an executive in hospital operations and finance. She served two terms as a member of the board of directors of the Sixth District Federal Reserve Bank and chaired its Audit Committee. Ms. Fontenot is well recognized for her leadership in the healthcare industry, having served for six years on the board of the American Hospital Association, including serving as the chair in 2012. She also possesses additional audit and corporate governance experience through years of service on other public and private company boards.

Current Directorships: Amerisafe (NASDAQ: AMSF), Baton Rouge Water Company (privately held). Ms. Fontenot also serves on the iBERIABANK Advisory Board in Baton Rouge and several non-profit boards, some of which include the Louisiana Hospital Association Board, where she previously served as chair.

Former Directorships: Federal Reserve Bank of Atlanta, Hibernia/Capital One Mutual Funds

Michael P. Kaminski, age 56, has been the Company’s President and Chief Executive Officer, and a member of the Board of Directors, since October 2015. Mr. Kaminski joined the Company in April 2013 as President, Radiation Measurement. He was President and Chief Executive Officer of Stereotaxis, Inc., a healthcare technology company specializing in the development of robotic cardiology instrument navigation systems, since 2009 and held other senior positions there since 2002. Prior to joining Stereotaxis, Mr. Kaminski spent nearly 20 years with Hill-Rom Company (Hillenbrand Industries), where he held several senior level positions. Mr. Kaminski earned a Bachelor of Science in marketing from Indiana University and an MBA from Xavier University.

Qualifications: Mr. Kaminski has extensive experience as a senior executive with a deep understanding of the Company’s business and its customers, successfully driving innovation and market development and implementing lean processes. His in-depth knowledge of our corporate strategy and management team resulting from his leadership position at our company, along with his management abilities and experience and his extensive knowledge of our industry gained from other senior executive roles, qualify Mr. Kaminski to serve as a member of our Board of Directors.

Current Directorships: None

Former Directorships: From 2008 to 2013, Director of Stereotaxis, Inc.; and Director of two non-profit organizations.

Michael T. Leatherman, age 63, has been a director since 2008. Mr. Leatherman has served as Executive Chairman of the Board since October 2015. From December 2014 through September 2015, Mr. Leatherman served as President and Chief Executive Officer of the Company. From September 2014 through December 2014, Mr. Leatherman was the Company’s Interim President and Chief Executive Officer, and from September 2011 through December 2011, he was Interim Chief Financial Officer of the Company. Mr. Leatherman began his career in public accounting, working with various firms from 1974-1976. In 1977, Mr. Leatherman joined Wallace Business Forms, which later became Wallace Computer Services. In 1984, Mr. Leatherman received a Certified Public Accountant certificate in Illinois, but has not practiced as such. From 1984 to 1990, Mr. Leatherman was Chief Executive Officer of FSC Paper Corporation, a subsidiary of Smorgon Consolidated Industries. From 1990 to 2000, Mr. Leatherman held various senior leadership positions with Wallace Computer Services including Executive Vice President, Chief Information Officer and Chief Financial Officer from 1998 to 2000. From 2000 through December 2014 (other than during the period when he served as our Interim Chief Financial Officer), Mr. Leatherman was an independent consultant, primarily to the Information Technology industry.

Qualifications: Mr. Leatherman’s extensive experience as a senior executive with a wealth of information technology knowledge provides expertise in information systems strategy and project implementation, as well as expertise in general operational and strategic leadership. In addition, he brings financial acumen to Board discussions by virtue of his background as a Chief Financial Officer.

Current Directorships: None

Former Directorships: From 2006 to 2009, Director of Nashua Corporation, which was acquired by Cenveo, Inc., a NYSE listed company; and Director of a non-profit organization providing continuous care retirement services.

David E. Meador, age 59 has been a director since 2008. Mr. Meador is currently Vice Chairman and Chief Administrative Officer for DTE Energy, a diversified energy company involved in developing and managing energy-related businesses nationwide. DTE Energy serves over 2 million customers. At DTE Energy, Mr. Meador is responsible for all financial and accounting functions, information technology, procurement, fleet operations, warehousing, fleet operations, communications and government and regulatory affairs. From 1997 to 2001, Mr. Meador was Vice President and Controller and from 2001 to 2014 was Executive Vice President and Chief Financial Officer responsible for accounting, tax, treasury, internal audit, investor relations and finance. From 1983 to 1997, Mr. Meador served in a variety of financial and accounting positions at Chrysler Corporation. Mr. Meador began his professional career with Coopers and Lybrand, has his MBA and is a Certified Public Accountant.

Qualifications: Mr. Meador’s experience as a senior executive with a very large, diversified energy company provides a unique set of experiences given DTE Energy’s focus on growth and shareholder value. While DTE Energy is a large company, Mr. Meador is also involved in its higher growth, non-utility segments, including DTE’s start-up businesses. In addition to his financial, tax, accounting, risk management and investor relations experience, Mr. Meador responsibility in leading DTE’s information technology group provides experience in cutting edge technology, customer channel development and cyber security. Additionally, he has substantial experience in the Nuclear Power Industry, government affairs and corporate communications. As Chairman of the Audit Committee, he has dedicated significant time and effort in enhancing the Company’s financial talent, improving the company’s financial and accounting processes, and enhancing the system of internal controls.

Current Directorships: Director of Amerisure Mutual Holdings, Inc. and the Amerisure Companies (effective January 1, 2017).

Frank B. Modruson, age 57, served as the Chief Information Officer (“CIO”) of Accenture from 2003 to 2014, a worldwide leader in management consulting, information technology and systems integration, and business process outsourcing services. Since his retirement from Accenture in 2014, Mr. Modruson has served as an independent consultant advising leaders of some of the world’s largest companies on their IT strategy and transformation. During his 27 years with Accenture, he was also a technology leadership partner and client partner. As CIO, he was responsible for all the global and local technology and Accenture’s information technology strategy, applications and infrastructure, and the organizations to deliver these technologies in support of a global business of 281,000 employees. As CIO, he chaired Accenture’s Information Technology Steering Committee and was a member of the Accenture Operating Committee and Global Leadership Council.

Qualifications: Mr. Modruson currently advises leaders of some of the world’s largest companies on their IT strategy and transformation. He currently serves on two technology-related board sub-committees (Zebra and Forsythe) and previously served on another (Taleris). As CIO, Mr. Modruson worked with both Accenture’s leadership team, as well as client CEOs, CIOs and other business leaders, to provide input on enterprise technology strategies for both Accenture and its clients. A focus at Accenture was transforming Accenture’s IT using new technologies, at enterprise scale, including single instance Global ERP, self-service IT, migration to the cloud, SaaS, and innovative collaboration technologies to change the way Accenture professionals work. As CIO, and earlier as a client partner, Mr. Modruson successfully led the delivery of large scale IT applications (custom and package) and infrastructure projects, often in support of business and IT transformations. Mr. Modruson led IT due diligence and IT implementation of M&A activity as CIO. Mr. Modruson also drove the creation of Accenture’s CISO position and supported the mobilization of the CISO team.

He has been recognized for his achievements as a CIO, including his election to CIO Magazine’s CIO Hall of Fame. Mr. Modruson has BS and MS degrees in Computer Science.

Current Directorships: Zebra Technologies Corporation (NASDAQ: ZBRA), where he currently serves as Chairman of the IT Committee as well as a member of the Audit Committee; First Midwest Bancorp, Inc. (NASDAQ: FMBI); Forsythe Technologies (privately held ESOP), where he currently co-chairs the Technology Committee. Mr. Modruson also serves as a board member of the Lyric Opera of Chicago, the Patrick G. and Shirley W. Ryan Opera Center, and The Glen Ellyn Volunteer Fire Company.

Former Directorships: Taleris, a technology-related joint venture between Accenture and GE Aviation focused on developing predictive analytics to serve the airline industry (now solely part of GE Aviation). Member of the Technology Committee.

DIRECTORS CONTINUING IN OFFICE:

Stephen C. Mitchell, age 73, has been a director since 2005. Since 2001, Mr. Mitchell has served as President, Knight Group, LLC, a privately-held firm providing services for the start-up and management of new ventures. Since 1995, Mr. Mitchell has served as Vice Chairman and Director, Knight Facilities Management, Inc., a company providing outsourcing of facilities management services for industrial and commercial clients worldwide. Until 2001, Mr. Mitchell was President, Chief Operating Officer and Director, Lester B. Knight & Associates, Inc. a company involved in the planning, design and construction of advanced technology research and development and manufacturing facilities. Mr. Mitchell served as the Chair of the City of Chicago’s Mayor’s Council of Technology Advisers and Chair of The Illinois Coalition, both of which focused on the development needs of the City of Chicago and State of Illinois, as well as technology-based enterprise development. Mr. Mitchell serves on the Compensation Committee and on the Governance and Nominating Committee.

Qualifications: Mr. Mitchell’s extensive leadership experience in technology development in various companies and organizations of diverse industry and size provides experience in operational and strategic leadership. He also has considerable corporate governance experience through years of service on other public and private company boards.

Current Directorships: None

Former Directorships: Director of Apogee Enterprises, Inc., a NASDAQ listed company.

Expiration of Current Term: 2018

Thomas M. White, age 59, has been a director since 2004. In January 2015, Mr. White became the Executive Chairman of Cardinal Logistics Holdings, LLC, which provides dedicated transportation and logistics services. From 2007 until 2014, Mr. White served as an Operating Partner for Apollo Global Management L.P., a private equity firm, serving in a variety of operating and Board roles in Apollo portfolio companies. From 2002 to 2007, Mr. White served as Chief Financial Officer of Hub Group, Inc., a NASDAQ listed company which provides logistics services. Prior to joining Hub Group, Mr. White was an audit partner with Arthur Andersen, which he joined in 1979. Mr. White is a non-practicing Certified Public Accountant. Mr. White serves on the Audit and Compensation Committees

Qualifications: Mr. White’s extensive experience as a senior executive of global companies provides in-depth knowledge in global operations, finance, international business and strategic planning. In addition, he brings financial acumen to Board discussions by virtue of his background as a Chief Financial Officer.

Current Directorships: Director of CEVA Group, plc and Cardinal Logistics Holdings, LLC.

Former Directorships: Director of Quality Distribution, Inc., a prior NASDAQ listed company; Director of EVERTEC, Inc., a NASDAQ listed company and Director of FTD, Inc., a prior NYSE listed company.

Expiration of Current Term: 2018

There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

EXECUTIVE OFFICERS

The executive officers of the Company are elected by its Board of Directors. Each serves until a successor is elected and qualified, or until the officer’s resignation or removal.

Mr. Kaminski’s and Mr. Leatherman’s biographies can be found in the “Director Nominees” section under the Election of Directors. As previously announced, on November 18, 2016, Mr. Leatherman provided notice to the Board of his intention to retire from the position of Executive Chairman of the Board, effective at the Annual Meeting.

Daniel J. Fujii

Position: Vice President, Chief Financial Officer and Secretary

Age: 42

Mr. Fujii has served as the Company’s Vice President, Chief Financial Officer and Secretary, as well as its principal financial officer, since April 2015. Prior to this appointment, Mr. Fujii served as Vice President, Corporate Controller and Chief Accounting Officer of the Company since April 2014. From January 2012 to March 2014, he was corporate controller of Actient Pharmaceuticals, LLC, a private specialty pharmaceuticals company that was acquired by Auxilium Pharmaceuticals, Inc. From October 2007 to January 2012, he was director of finance and controller for Nanosphere, Inc., a manufacturer of medical diagnostic equipment. Mr. Fujii’s experience also includes a financial leadership position at a publicly held organization, Richardson Electronics, Ltd., a provider of engineered solutions and distributor of electronic components to the electron device marketplace, and he began his career at PricewaterhouseCoopers LLP. He is a Certified Public Accountant and earned a Bachelor of Science in accounting from the University of Illinois.

Michael R. Kennedy

Position: Senior Vice President, Strategic Marketing and Product Development

Age: 58

Mr. Kennedy has served as Senior Vice President, Strategic Marketing and Product Development since April 2015. He was President of Landauer Medical Physics, a subsidiary of Landauer Inc., and Vice President Global Marketing for Landauer Inc. from August 2011 through April 2015. Mr. Kennedy has over 25 years of healthcare technology innovation and commercial leadership experience in both Fortune 500 and smaller private healthcare companies. Prior to joining Landauer, he held executive positions in strategic marketing, operations, product development, and general management at Baxter Healthcare, GE, and private healthcare companies. In these roles, he led significant medical device innovations and business transformations in dialysis, blood component therapy, inhaled drug delivery, and diagnostic imaging lifecycle management services. Mr. Kennedy earned a Bachelor of Science in chemical engineering from the University of Washington and an MBA from J.L. Kellogg Graduate School of Management at Northwestern University.

G. Douglas King

Position: Senior Vice President, Administration and Chief Information Officer

Age: 49

Mr. King has served as Senior Vice President, Administration and Chief Information Officer since April 2015. He was Vice President and Chief Information Officer of the Company since April 2009. Mr. King has over 25 years of experience in both Fortune 500 and smaller private manufacturing and industrial companies. Prior to Landauer, Mr. King held several Operations leadership roles, including Senior VP and Chief Information Officer of a $1B North American Engineered Construction Products Manufacturer, Senior VP of Sales and Marketing, Corporate Vice President of Operations, Director of Supply Chain Management, and Program Office Director. Mr. King earned a dual Masters Degree (MBA, MEM) from the J.L. Kellogg Graduate School of Management at Northwestern University, where he graduated with concentrations in Management & Strategy, Information Technology and Manufacturing Management. He also earned his Bachelor of Arts at Northwestern University.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2016, the Board of Directors held a total of 5 meetings. No director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which such director served during the periods that such director served.

The Board of Directors has an Audit Committee, Compensation Committee, and Governance and Nominating Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information and recommends to the Board of Directors the appointment of independent public accountants. The Board of Directors has determined that Jeffrey A. Bailey, Robert J. Cronin, Teri G. Fontenot, David E. Meador and Thomas M. White each qualify as an “audit committee financial expert” as defined for the purpose of SEC regulation. The Compensation Committee approves all executive compensation and has responsibility for granting equity awards to eligible members of management and administering the Company’s equity and incentive compensation plans. The Governance and Nominating Committee establishes corporate governance policy and selects nominees for the Board of Directors. (See “Process for Nominating Directors.”) The membership of each Committee consists solely of non-employee directors who meet the independence standards established by the New York Stock Exchange (the “NYSE”). During fiscal 2016, the Audit Committee met 8 times including the meetings required to conduct its quarterly financial reviews, the Compensation Committee met 4 times, and the Governance and Nominating Committee met 5 times.

Each Committee has adopted a formal written charter, approved by the full Board of Directors, which specifies the scope of the Committee’s responsibilities and procedures for carrying out such responsibilities. A copy of each charter is available on the Company’s website at http://www.landauer.com and printed copies are available from the Company on request. The Board of Directors has also adopted Governance and Nominating Standards, a Code of Business Conduct and Ethics applicable to all directors and employees and a Code of Ethics for Financial Executives applicable to the principal executive, financial and accounting officers of the Company. Copies of each of these documents are available on the Company’s website at http://www.landauer.com and printed copies are available from the Company on request. The Company intends to post on its website any amendments to its Code of Business Conduct and Ethics or Code of Ethics for Financial Executives applicable to such senior officers.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has determined that having an independent director serve as Lead Director of the Board of Directors is in the best interest of stockholders under our current governance structure. While Mr. Leatherman has served as an Executive Chairman, this structure has ensured a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. No single leadership model is right for all companies at all times, however, so the Board of Directors conducts an annual evaluation in order to determine whether it and its Committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board of Directors periodically reviews its leadership structure.

As previously disclosed, on November 18, 2016, Mr. Leatherman provided notice to the Board of Directors of his intent to retire from the position of Executive Chairman of the Board, effective at the Annual Meeting. As also previously announced, upon Mr. Leatherman’s retirement, the Board expects that it will appoint Mr. Dempsey to succeed Mr. Leatherman as Chairman of the Board, subject to Mr. Dempsey’s re-election as a director at the Annual Meeting, and that Mr. Dempsey will serve as Chairman in a non-executive capacity. Accordingly, it is expected that the Board will not appoint a new Lead Director, as the Chairman will be an independent director.

The Board of Directors is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business segments and corporate functions, the Board of Directors addresses the primary risks associated with those segments and functions. In addition, the Board of Directors reviews the key risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

The Board of Directors has delegated to the Audit Committee oversight of the Company’s risk management process. The Audit Committee (a) reviews with management the Company’s significant risk exposures and policies regarding the assessment and management of risk, (b) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems, and (c) assists the Board of Directors in oversight of the Company’s compliance with legal and regulatory requirements. Each of the other Committees of the Board of Directors also oversees the management of Company risks that fall within the Committee’s areas of responsibility. The Governance and Nominating Committee oversees risks related to the Company’s governance structure and processes and the structure of the Board of Directors and its Committees to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the design of the Company’s compensation program and arrangements for the Company’s named executive officers.

Compensation Risk

Management has periodically undertaken, and the Compensation Committee has reviewed, an evaluation of Landauer’s compensation policies and procedures as they relate to risk management practices and risk-taking incentives. Based upon that evaluation, the Company has concluded that its compensation program does not create risks that are reasonably likely to result in a material adverse effect. In reaching this determination, the Company has taken into account the following design elements of Landauer’s compensation program and policies and practices: mixture of cash and equity payouts; mixture of performance time horizons; use of financial metrics that are easily capable of audit; avoidance of uncapped rewards; use of required stock ownership amounts at senior management levels; adherence to a broad clawback policy; anti-hedging and anti-pledging policies; and a rigorous auditing, monitoring and enforcement environment.

Independence of Directors

Under the Company’s Governance and Nominating Standards, a majority of the Board of Directors should be composed of Independent Directors as that term is defined in the NYSE listing standards. A director is independent under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with the Company directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

The Board has affirmatively determined that all directors, with the exception of Michael T. Leatherman and Michael P. Kaminski, are considered independent under the independence standards of the NYSE. In reaching this determination, the Board considered the relationship of one of Mr. Meador’s employer’s facilities as a customer of the Company. The Board also considered that Ms. Fontenot is President and CEO of Woman’s Hospital, a customer of the Company. The Board determined that these relationships were not material in fiscal 2016. The Board has also concluded that no non-employee director has any of the disqualifying relationships identified by the NYSE. Consequently, the Board has determined that all non-employee directors are independent within the meaning of the NYSE listing standards. The Company’s independent directors are Jeffrey A. Bailey, Robert J. Cronin, William G. Dempsey, Teri G. Fontenot, David E. Meador, Stephen C. Mitchell and Thomas M. White. In addition, the Board has determined that Frank B. Modruson also is independent within the meaning of the NYSE listing standards. Given their current employment by Landauer, Michael T. Leatherman and Michael P. Kaminski are not at this time considered independent under the independence standards of the NYSE. The Company’s independent directors meet in regularly scheduled executive sessions and at other times, as they deem appropriate. Robert J. Cronin, the Lead Director of the Board of Directors until September 28, 2016, presided over these sessions during fiscal 2016. William G. Dempsey, the current Lead Director of the Board, presided over executive sessions since September 28, 2016. Upon Mr. Dempsey’s re-election as a director at the Annual Meeting, and the Board’s expectation to appoint Mr. Dempsey as the non-executive Chairman of the Board, it is also expected that Mr. Dempsey will continue to preside over the executive sessions in fiscal 2017.

Process for Nominating Directors

Landauer’s Governance and Nominating Committee establishes and oversees adherence to the Board’s Governance and Nominating Standards, and establishes policies and procedures for the recruitment and retention of Board members. The Governance and Nominating Committee is comprised of four members, William G. Dempsey, Teri G. Fontenot, David E. Meador, and Stephen C. Mitchell, each of whom meets the independence requirements established by the NYSE with respect to Governance and Nominating Committees.

The Governance and Nominating Committee will consider nominees for the Board of Directors who have been properly and timely recommended by stockholders. Any recommendation submitted by a stockholder must include the same information concerning the candidate and the stockholder as would be required under Section 1.4 of the Company’s by-laws if the stockholder were nominating that candidate directly. Those information requirements are summarized in this Proxy Statement under the caption “Stockholder Proposals.” The Governance and Nominating Committee will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates. The Governance and Nominating Committee has not established any specific, minimum qualification standards for nominees to the Board of Directors. From time to time, the Governance and Nominating Committee may identify certain skills or attributes (e.g., healthcare industry experience, technology experience, financial experience) as being particularly desirable for specific director nominees. The Governance and Nominating Committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees.

To date, the Governance and Nominating Committee has identified and evaluated nominees for director positions based on several factors, including: referrals from management, existing directors, advisors and representatives of the Company or other third parties; business and board of director experience; professional reputation; and personal interviews. Each of the current nominees for director listed under the caption “Election of Directors,” other than Frank B. Modruson, is an existing director standing for election, in accordance with the Company’s amended by laws, or re-election.

Communications with the Board of Directors by Stockholders and Other Interested Parties

The Company’s Annual Meeting of Stockholders provides an opportunity each year for stockholders and other interested parties to ask questions of or otherwise communicate directly with members of the Company’s Board of Directors on matters relevant to the Company. Each of the Company’s directors is requested to attend the Annual Meeting in person. All of the Company’s directors then in office attended the Company’s 2016 Annual Meeting of Stockholders. In addition, stockholders and other interested parties may, at any time, communicate in writing with the full Board of Directors, any individual director or any group of directors, by sending such written communication to the full Board of Directors, individual director or group of directors at the following address: Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425; Attention: Corporate Secretary. Copies of written communications received at such address will be provided to the addressee unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of such communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Landauer is required to provide information regarding the compensation program in place for its Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers as of its last fiscal year end as well as certain other persons specified in SEC rules. In this Proxy Statement, the Company refers to the individuals as to whom compensation disclosure is required as the “Named Executive Officers” or “NEOs.” Our NEOs for the fiscal year ended September 30, 2016 are as follows:

•	Michael T. Leatherman, Executive Chairman of the Board;

•	Michael P. Kaminski, President and Chief Executive Officer;

•	Daniel J. Fujii, Vice President, Chief Financial Officer and Secretary;

•	Michael R. Kennedy, Senior Vice President, Strategic Marketing and Product Development;

•	G. Douglas King, Senior Vice President, Administration and Chief Information Officer.

The following Compensation Discussion and Analysis (“CD&A”) describes our fiscal 2016 executive compensation program. This section includes information regarding, among other things, the overall philosophy of the Company’s executive compensation program and each element of compensation that it provides to executives, including our NEOs. Mr. Leatherman’s compensation for the fiscal year ended September 30, 2016 is described in the section below captioned “Compensation for Mr. Leatherman.” Generalized references in the disclosure below to compensation programs for our NEOs should not be read to apply to Mr. Leatherman. This CD&A is intended to be read in conjunction with the tables beginning on page 34, which provide detailed historical compensation information for our NEOs, including Mr.  Leatherman.

Executive Summary – Recent Changes

The elements of Landauer’s compensation program for NEOs are: base salary; annual non-equity incentive compensation (“annual bonus”); long-term equity incentive compensation; retirement plans; and post-termination compensation. The Compensation Committee strives to develop a compensation program that adheres to what we believe to be best practices. For example, we do not gross-up for excise taxes, our CEO’s equity compensation awards are 100% performance-based, and we have capped payments on all incentive programs. In addition, our Compensation Committee has regularly made changes to improve our compensation program for named executive officers. In 2014, the Compensation Committee approved the following changes:

•	an Amendment to the Company’s Incentive Compensation Plan and its Executive Special Severance Plan to provide for double trigger vesting of all future equity grants upon a change in control;

•	an Amendment to the Company’s Incentive Compensation Plan to provide that upon a termination of employment without cause, annual bonus and stock awards vest on a pro-rata basis based on service through the date of termination and in the case of performance-based awards, based on the lesser of actual performance (determined on the last day of the performance period) and target;

•	adding a peer group as a supplemental data point to assist with compensation decision-making; and

•	clarifying and expanding the Company’s anti-hedging policy and adopting an anti-pledging policy.

During fiscal 2016, the Company further modified its compensation policies and practices as follows:

•	The Compensation Committee modified the weighting of the long-term equity incentive compensation opportunities for all other NEO’s beyond the CEO, whereby the weighting of long-term equity incentive compensation opportunities for Messrs. Fujii, Kennedy and King was modified from 70% performance-based vesting and 30% time-based vesting to 85% performance-based vesting and 15% time-based vesting.

•	The Compensation Committee continued its utilization of a peer group to benchmark NEO compensation using supplemental market data. In addition, the Company’s independent compensation consultant also conducted the Company’s biennial survey of Executive Compensation data in fiscal 2016 to ensure alignment with other relevant market data, practices and trends.

•	The Compensation Committee modified the Company’s annual bonus program, by updating further the Company’s policy and limiting the circumstances under which Landauer may make adjustments and amendments to performance measures for outstanding performance awards. Beginning in fiscal 2016 and going forward, the Committee will consider such adjustments or amendments only if they are greater than or equal to 1.5% of Target Net Income for the given year (after tax).

•	The Compensation Committee approved the use of “constant currency” for the Company’s annual bonus program and thereby eliminated the impact that currency fluctuations would have on payouts. Currency was “frozen” for purposes of the program as of October 1, 2015.

•	The Compensation Committee updated its Charter in fiscal 2016 to ensure alignment with market practices and relevant trends, as well as the Company’s Corporate Delegation of Authority.

In fiscal 2017, the Compensation Committee has made additional changes. These include:

•	Increasing the required stock ownership level for the CEO from three times base salary to five times base salary.

•	Increasing the required stock ownership level for our directors from three times their cash compensation to four times their cash compensation.

•	Amending the Company’s 2016 Incentive Compensation Plan to require that all awards have a minimum vesting period of at least one year.

•	Amending the Company’s 2016 Incentive Compensation Plan to prohibit the buyout by the Company for cash of underwater stock options.

In each case, these changes further underscore the Company’s commitment to pay-for-performance and align the executive’s interests with those of our stockholders.

Fiscal 2016 Developments and Compensation Actions

Landauer performed above expectations in fiscal 2016 and as a result, performance-based compensation was adjusted accordingly as discussed further in this CD&A. During fiscal 2016, the following compensation actions were taken:

•	The annual bonus for fiscal 2016 was paid at 112.5% of target. This amount was determined based on the Company’s performance against the revenue and adjusted net income goals used in the annual bonus program for the year. For more information on our annual bonus plan see “Annual Non-Equity Incentive Program” below.

•	During fiscal 2016, the Compensation Committee modified the weighting of the long-term equity incentive compensation opportunities for all other NEOs except the CEO, whereby the weighting of long-term equity incentive compensation opportunities for Messrs. Fujii, Kennedy and King were modified from 70% performance-based vesting and 30% time-based vesting to 85% performance-based vesting and 15% time-based vesting. The fiscal 2016 long-term equity incentive opportunities had a weighting of 70% performance-based vesting and 30% time-based vesting. Consistent with the prior year the CEO’s long-term equity incentive was weighted 100% toward performance-based vesting. The performance measures for the fiscal 2016 grant were Return on Invested Capital (“ROIC”), Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) and Operating Cash Flows (“OCF”) in order to hold management accountable for the financial commitments developed in the Company’s strategic plans.

Landauer’s Compensation Philosophy and Principles

Landauer designs its compensation program to maintain a performance and achievement-oriented environment throughout the Company, while ensuring the program does not create unnecessary or excessive risk. The goals of the Company’s executive compensation program are to:

•	Attract and retain highly talented executives capable of delivering long-term success;

•	Align the executives’ interests with the interests of Landauer’s stockholders; and

•	Motivate executives to achieve the Company’s short and long-term business objectives via a performance-driven incentive program through legal and ethical means.

Consistent with these goals, the Board has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program. The key components of this philosophy are:

•	Total compensation will be targeted to be competitive with the marketplace in which executive talent is recruited. “Competitive” is defined as around the 50th percentile using market compensation information. Actual pay can vary from the 50th percentile based on specific circumstances;

•	The mix of compensation elements is designed to reflect strategic business needs;

•	Incentive compensation is tied to short-term goals and long-term strategic plans in a balanced manner so that it supports the Company’s efforts to achieve both its short-term and long-term goals;

•	The degree of compensation at risk will correlate positively to responsibility level;

•	Performance is assessed on both financial and non-financial goals using qualitative and quantitative metrics;

•	Compensation is differentiated based on factors that are relevant to each form of compensation; and

•	The executives’ interests should be aligned with those of the Company’s stockholders through executive stock ownership.

The executive compensation philosophy results in three major components of executive compensation: a competitive base salary reflective of the individual’s role, responsibilities, experience and capabilities; non-equity incentive compensation tied to Company and individual annual performance; and long-term equity incentives tied to Company performance and individual level of responsibility to impact results over time. The Company determines the appropriate level of these components by using market compensation information as described more fully below.

2016 Annual Meeting Executive Compensation Advisory Vote

At the 2016 Annual Meeting, the Company’s executive compensation program was approved by 98.7% of the votes cast on the “say-on-pay” proposal, which demonstrated continued stockholder support of the company’s executive compensation program. The Compensation Committee did not take any specific actions in response to the vote at the 2016 Annual Meeting. The Company believes that the year-over-year improvement in the percentage of stockholders voting in favor of the Company’s “say-on-pay” proposal reflects changes to the Company’s compensation policies that were outlined in the 2014 and 2015 Proxy Statement and subsequently implemented during both fiscal 2014 and fiscal 2015 (some of which were previously highlighted under the Executive Summary section of the Compensation Discussion and Analysis).

The Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities to administer the Company’s executive compensation program. Each member of the Committee is independent as defined in the corporate governance listing standards of the NYSE, Landauer’s director independence standards and applicable law and SEC regulations.

The Committee reports to the Board of Directors on all compensation matters regarding Landauer’s executives and other key salaried employees. The Committee reviews annually and approves or recommends to the Board of Directors for approval, as applicable, the compensation (including annual base salary, annual non-equity incentive compensation, long-term equity incentive compensation and other employee benefits) for the Company’s executives and other key salaried employees. Further information about the Committee’s responsibilities is contained in the Committee’s Charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of Landauer’s website at http://www.landauer.com.

Roles of Consultants and Executives

During and after the end of each fiscal year, the CEO provides the Compensation Committee with feedback regarding the performance of the executives and key salaried employees. Annually, and in the cases of executive promotions or hires, the CEO makes recommendations to the Compensation Committee regarding the compensation package for each of the executives (other than himself). Based on its review of individual performance (taking into account input from the CEO), input and market data from its independent compensation consultant and other factors, the Compensation Committee approves the compensation for executives, other than the CEO. The Compensation Committee makes recommendations to the Board regarding the compensation for the CEO. Acting upon the recommendation of the Compensation Committee, the independent members of the Board, meeting in executive session, determine the compensation of the CEO.

To assist the Compensation Committee in discharging its responsibilities, the Committee retains Korn Ferry Hay Group as its independent compensation consultant. Korn Ferry Hay Group is entirely independent and as such its work for the Compensation Committee does not raise any conflict of interest. Korn Ferry Hay Group’s independence is reviewed annually in accordance with the NYSE listing standards. The consultant’s role is to advise the Committee on all executive compensation matters. Biennially, Korn Ferry Hay Group presents the Compensation Committee with survey data and information about other relevant market practices and trends, and makes recommendations to the Compensation Committee regarding target levels for various elements of total compensation for senior executives, which the Compensation Committee reviews and considers in its deliberations. Korn Ferry Hay Group completed its most recent biennial executive compensation analysis in fiscal 2016.

The Committee’s independent compensation consultant reports directly to the Compensation Committee. Periodically the CEO and CFO may work directly with the Committee’s consultant primarily in the development of offers for new hires and assistance on the development of recommendations on the design of its compensation program to be presented to the Compensation Committee or the Board of Directors. This interaction between the Committee’s consultant and management takes place under the approval of the Compensation Committee Chair. During fiscal 2016, management worked with the compensation consultant on compensation for certain roles in the organization, including external hires.

To ensure that its executive officer compensation is competitive in the marketplace, the Company uses a formal job evaluation methodology to determine both the internal and external equity of its NEOs’ total compensation. Internal equity is considered in order to ensure that members of Landauer’s executive management are compensated at an appropriate level relative to other members of its executive management, while external equity is a measure of how the Company’s compensation of its executive management compares to compensation for positions with comparable job content at other companies.

Korn Ferry Hay Group reviews each executive position using its proprietary method of job evaluation to assess the position’s relative scope. In this process, Korn Ferry Hay Group considers the breadth of responsibilities, the complexity of the role, and the role’s impact on the success of the business. Once each job is evaluated independently, Korn Ferry Hay Group compares the jobs to determine relative relationships and then relates these job content scopes to pay opportunity levels based on compensation market data from Korn Ferry Hay Group’s Industrial Executive Compensation Report, a proprietary annual executive compensation survey with data on more than 100 executive level positions from over 320 organizations. Given that Landauer competes in a market with limited competitors, the Compensation Committee has determined that utilizing a broad industry survey with a focus on publicly traded companies and significant survey participation by the manufacturing sector, such as the Korn Ferry Hay Group survey, is an appropriate method for evaluating the Company’s executive compensation practices.

All components of Landauer’s executive compensation program are aligned around the 50th percentile of Korn Ferry Hay Group’s survey data for targeted performance. For short-term and long-term incentive compensation, achievement of over performance goals can result in a maximum award equal to 200% of the target opportunity. Actual pay will vary above or below the 50th percentile depending on a number of factors including individual performance, tenure with the organization and overall Company performance.

With the assistance of the compensation consultant, the Compensation Committee annually reviews relevant compensation market data, trends and best practices in executive compensation, and executive pay tallies for the Company’s NEOs to ensure that the design of its program is consistent with its compensation philosophy and that the amount of compensation is within appropriate competitive parameters. Based on this review, the Compensation Committee has concluded that the total compensation of each NEO and, in the case of the severance and change-in-control scenarios, potential payouts are appropriate and reasonable.

During fiscal 2014, the Compensation Committee worked with Korn Ferry Hay Group to revise its peer group, which historically has been used only to benchmark director compensation. Since fiscal 2015, this revised peer group has been used to (1) benchmark the Company’s director compensation and (2) provide the Committee with supplemental compensation data for NEOs. However, the Compensation Committee will continue to rely primarily on the aforementioned survey data as its primary benchmarking data source for NEOs.

As part of its peer group review, Korn Ferry Hay Group developed a set of companies based on Landauer’s GICS code (3510 – Health Care Equipment and Services) and annual revenues comparable to Landauer. This set of companies was then reduced by selecting companies with market capitalizations comparable to Landauer, and primary business focus on either (1) design and manufacturing of medical devices and/or (2) diagnostic, analytic, imaging and/or testing services in the life sciences and health care markets. The resulting group of twenty-one companies is listed below:

Abaxis	Cardiovascular Systems	Meridian Bioscience
ABIOMED	CryoLife	Natus Medical
Accuray	Endologix	Nxstage Medical
Affymetrix	Exactech	Quidel
AngioDynamics	ICU Medical	RTI Surgical
Atrion	LDR Holding	Spectranetics
BioTelemetry	Luminex	Vascular Solutions

Elements of Landauer’s Compensation Program

Landauer’s executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for executive officers is comprised of base salary plus annual non-equity incentive bonuses. Long-term incentives consist of a combination of restricted share grants with performance-based and time-based vesting characteristics.

Element	Purpose	Characteristics
Base Salary	Compensate executives for their level of responsibility and sustained individual performance. Also help attract and retain strong talent.	Fixed component with eligibility for annual merit increases based on sustained individual performance.

Annual Non-Equity Incentive Compensation	Promote the achievement of Landauer’s annual financial goals, as well as individual goals.	Performance-based cash opportunity based on Company and individual results as determined by the Compensation Committee as outlined in the “Landauer, Inc. Incentive Compensation Plan.”

Long-Term Equity Incentive Compensation	Promote the achievement of Landauer’s long-term corporate goals, support executive retention and encourage executive stock ownership.	Performance-based equity and restricted equity grants based upon achievement of strategic priorities and retention with the Company made annually through the “Landauer, Inc. Incentive Compensation Plan.”

Retirement Plans	Provide an appropriate level of replacement income upon retirement. Also provide an incentive for a long-term career with Landauer, which is a key objective of the Company.	Defined contribution retirement plan with Company match and annual profit sharing eligibility with a supplemental deferred compensation contribution available to certain executives.

Post-Termination Compensation	Facilitate the attraction and retention of high caliber executives in a competitive labor market and provide noncompetition and nonsolicitation covenants for the Company’s protection.	Contingent element; only payable if the executive’s employment is terminated as specified in the arrangements. Amount of severance benefits varies by level in the organization.

In setting total compensation, Landauer applies a consistent approach for all executive officers. Also, the Compensation Committee exercises appropriate business judgment in how it applies its standard approach to the facts and circumstances associated with each executive. Additional detail about each pay element follows.

We do not have employment agreements in place with our CEO or any NEO other than Mr. Leatherman.

Base Salary: As discussed above, data on salaries paid to comparable positions in the Korn Ferry Hay Group survey are gathered and reported biennially to the Compensation Committee by its independent compensation consultant. The Compensation Committee, after receiving input from the compensation consultant, approves the salaries for the CEO, CFO, other NEOs and executives. The CEO provides input for the salaries for the CFO, other NEOs and other executives. The Compensation Committee seeks generally to establish base salaries for the CEO, CFO and other NEOs around the 50th percentile of the Company’s compensation survey data, which is the targeted market position to facilitate the attraction and retention of executive talent, but this approach can vary based on specific circumstances.

Annual Non-Equity Incentive Compensation: Annual non-equity incentive awards to the CEO, CFO and other executives are paid relative to the targets established annually by the Compensation Committee under the terms of the Landauer, Inc. Incentive Compensation Plan. Annual incentive awards for the CEO, CFO and other executives are intended to promote the achievement of Landauer’s annual financial goals, as well as individual goals. For fiscal 2016, the plan establishes an incentive pool which is related to aggregate executive officer base salary and performance of Landauer relative to (i) revenue and (ii) adjusted net income. The Committee believes use of these metrics provides alignment with the interests of Landauer’s stockholders.

Similar to the process for base salary, data for non-equity incentives paid to comparable positions in the Korn Ferry Hay Group survey are gathered and reported biennially to the Compensation Committee by the independent compensation consultant. The Compensation Committee, after receiving input from the compensation consultant, approves or recommends to the Board for its consideration and approval, as applicable, the non-equity incentives for the CEO, CFO, other NEOs and other executives. The target incentive compensation award (“ICA”), as a percentage of individual executive officer base salary, is 50% for the Chief Executive Officer and 40% for the CFO and other NEOs. These payout ratios are determined based upon targeting total cash compensation (base salary plus non-equity incentive compensation) around the 50th percentile as determined by the survey study performed by the Committee’s independent compensation consultant. The actual size of the incentive compensation pool available for award varies based upon actual financial performance for revenue and net income.

The revenue and adjusted net income targets are established as part of the annual operating planning process. The targets are recommended by management, reviewed by the Compensation Committee and approved by the Board. The targets are intended to be representative of strong financial performance by the Company based upon market conditions. The scales of the payout ratios are intended to compensate management for achieving the targeted performance, and reward management for delivering results beyond expected levels, consistent with the interests of stockholders.

Based on the Company’s fiscal 2015 performance, the Compensation Committee approved fiscal 2016 revenue goals of $155.4 million, with threshold performance level set at $124.3 million. The Committee also approved adjusted net income performance goals that set target performance at $17.5 million, which was the high end of fiscal 2016 guidance, with the threshold performance level set at $14.0 million. The Committee felt that requiring this level of revenue and adjusted net income performance before paying out threshold awards or higher aligned management with stockholder interests. The maximum performance level was set at $186.5 million for revenue, which represents 120% of the fiscal 2016 target of $155.4 million. The adjusted net income maximum performance level was set at $21.0 million, which represented 120% of the fiscal 2016 target of $17.5 million.

The Company divested its Medical Products division during May 2016. Both the revenue and adjusted net income targets were originally established without considering the impact of the gain on divestiture of the Medical Products division as well as certain non-recurring costs relating to the early termination of a lease. Upon the divestiture of the Medical Products division, the Compensation Committee approved a $4.5 million reduction in the revenue target to $150.9 million and a $0.5 million reduction in the adjusted net income target to $17.0 million. The reduction in the revenue and adjusted net income targets represented the budgeted revenue and adjusted net income of the Medical Products division from May 2016 to September 2016.

The final revenue and adjusted net income targets for fiscal 2016, adjusted for the Medical Products divestiture, were established as follows ($ in millions):

Incentive Compensation Plan	Incentive Performance Levels
Adjusted Performance Measures	Threshold	Target	Maximum
Revenue (weighted 30%)	$120.7	$150.9	$181.1
Adjusted Net Income (weighted 70%)	$13.6	$17.0	$20.4

The fiscal 2016 plan, adjusted for the reduction in budgeted revenues and adjusted net income resulting from the Medical Products divestiture, provides for a payout at a ratio of targeted incentive compensation as follows:

Actual Revenue Performance	Payout Ratio
120% Incentive Revenue Achievement ($181.1 million)	200% of target award
100% Incentive Revenue Achievement ($150.9 million)	100% of target award
80% Incentive Revenue Achievement ($120.7 million)	50% of target award
<80% Incentive Revenue Achievement (<$120.7 million)	0% of target award

Actual Adjusted Net Income Performance	Payout Ratio
120% Incentive Adjusted Net Income Achievement ($20.4 million)	200% of target award
100% Incentive Adjusted Net Income Achievement ($17.0 million)	100% of target award
80% Incentive Adjusted Net Income Achievement ($13.6 million)	50% of target award
<80% Incentive Adjusted Net Income Achievement (<$13.6 million)	0% of target award

The range of the scale for revenue and adjusted net income achievement is intended to align management with the expectations of stockholders on earnings growth. Performance below 80% of planned revenue and adjusted net income would be considered to be below the Company’s expectations and, accordingly, results in zero payout of the target award. Similarly, performance at 120% of target is believed to represent performance well beyond the expectations of the business. Awards for performance between 80% and 120% of the performance goals results in payouts ranging from 50% to 200% of targeted award. The overall payout ratio is intended to maintain alignment with the expectations of stockholders on minimum performance.

The amount of Potential ICA for any executive officer is determined by multiplying the executive’s base salary times the actual Target Incentive Award percentage for that officer times the Payout Ratio. Target Incentive Award percentages are 50% for the President and Chief Executive Officer and 40% for the Chief Financial Officer and other NEOs. The Payout Ratio is determined by the weighted average of the revenue and adjusted net income components in the following ratio:

Revenue	30%
Adjusted Net Income	70%

Two-thirds of the Potential ICA is payable to the executive officer based solely on financial performance of the Company. With respect to the one-third balance remaining in the pool for the fiscal year, the Compensation Committee will have the discretion to award any executive officer an amount ranging from zero to one-third of the award such executive officer would otherwise receive based upon achievement against personal management objectives (“PMO”). Accordingly, the Total Actual ICA is calculated as follows:

Potential ICA	=	(Base Salary x Target Incentive Award %) x (Payout Ratio)
Total Actual ICA	=	(Potential ICA x 2/3) + (Potential ICA x 1/3 x % PMO achievement)

PMOs are established annually and are aligned with the strategic priorities of the Company. PMOs are intended to be challenging but generally capable of being achieved. In addition to achieving fiscal 2016 revenue and adjusted net income targets, PMOs for the Company’s NEOs in fiscal 2016 included:

•	Execute on Verifii™ (Digital Dosimetry) product development milestones, including the launch of an ALPHA program

•	Growth of Informatics as a Service (including Patient Dose) to over $3M in Revenue

•	Growth of Imaging Physics Revenue by over 30% and OI growth by over 50% YoY

•	Introduce Culture of Continuous Improvement and implement Lean Processes resulting in over $700k of recurring cost savings

•	Establish multi-year R&D Innovation roadmap

Any amounts related to PMO achievement not so awarded may, at the discretion of the Committee, be reallocated, in whole or in part, to any other executive officer based upon the Committee’s evaluation of the individual performance of the executive officer relative to written objectives and other factors, including the CEO’s annual report to the Committee of the executive officer’s performance.

The individual and aggregate amounts of incentive compensation awards for the fiscal year, as approved by the Compensation Committee, are limited to 200% of the targeted awards.

The Company’s Incentive Compensation Plan permits the adjustment of performance measures upon the occurrence of certain non-recurring events, including asset write downs, litigation claims, judgments or settlements, accruals for reorganization and restructuring programs, objectively determinable legal, integration, or deal related costs in connection therewith or changes in law or accounting principles. Following the 2014 Annual Meeting, the Committee reviewed the Company’s practice and policy concerning adjustments to performance measures and, in addition to reaffirming the circumstances permitting such adjustments, the Committee adopted a written policy clarifying that such events or circumstances that would make adjustments appropriate will not occur regularly. In addition, the Committee clarified that it intends, as a general matter, to not make adjustments for events or circumstances that are within the control of the Company’s management, as determined by the Committee, unless such adjustments are in the long-term interests of the stockholders. Finally, going forward, the Committee will consider such adjustments or amendments only if they are greater than or equal to 1.5% of Target Net Income for the given year (after tax).

For fiscal 2016, for purposes of the incentive calculation, reported revenues were not adjusted and reported net income was adjusted down by approximately $1.5 million, due to the net gain associated with the divestiture of the Company’s Medical Products business, partially offset by charges associated with an early lease termination.

Landauer’s revenue was 98.1% of the target goal and adjusted net income was 104.5% of the target goal resulting in a weighted average payout of 112.5% of target. After reviewing the results and the development of the various businesses made by management during the year the Compensation Committee recommended and the Board approved the funding at 112.5%. The NEO’s averaged 96.3% PMO achievement, resulting in an actual average payout of 111.3%.

Metric	Adjusted Target Goal ($M)	Reported 2016 Actual GAAP Results	Adjusted 2016 Actual Performance (1)	% of Target Goal Achieved	Payout %	Weighting	Weighted Payout
Revenue	$150.9	$149.2	$148.1	98.1%	95.0%	30%	28.5%
Adjusted Net Income	$17.0	$19.7	$17.8	104.5%	120.0%	70%	84.0%

Total							112.5%

(1)	As noted above, revenue amounts were calculated keeping currency consistent.

Long-Term Equity Incentive Compensation: Long-term incentive awards for the CEO, CFO, other NEOs and other executives are granted in order to promote the achievement of Landauer’s long-term strategic goals. The Compensation Committee believes that providing long-term incentive awards in the form of equity awards best achieves the long-term compensation objectives of the organization and aligns the executive’s interests with the interests of Landauer’s stockholders, as well as facilitates the attraction and retention of executive talent.

Each year, the Compensation Committee reviews and approves or makes recommendations to the Board, as applicable, as to the long-term incentive awards for each of the executives. In determining the total value of the long-term incentive opportunity for each executive, the Compensation Committee reviews the survey data presented by its independent compensation consultant biennially on a position-by-position basis and attempts to provide a benefit at a competitive level, which approximates the 50th percentile for each surveyed position, but can vary based on specific circumstances.

Long-term incentives are provided to Landauer’s executives under the stockholder approved Landauer, Inc. Incentive Compensation Plan. The Plan permits grants of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and performance share units. Current restricted shares are subject to risk of forfeiture and vest in accordance with performance and time restrictions.

Each grant is allocated between performance-based and time-based vesting. For performance shares of restricted stock that will vest at the end of the restriction period, vesting is based upon the achievement of one or more performance goals. Up to 100% of the performance shares may be forfeited if the performance goals are not achieved. In addition, for certain financial targets, over-performance shares can be earned for achievement of over-performance goals.

During fiscal 2015, the Compensation Committee of the Board of Directors modified the weighting of the CEO’s long-term equity incentive compensation opportunities from a weighting of 70% performance-based vesting and 30% time-based vesting to 100% performance-based vesting, to focus the CEO on the Board’s strategic and financial objectives for the Company. Similarly, during fiscal 2016, the Compensation Committee of the Board of Directors modified the weighting of the long-term equity incentive compensation opportunities for both the CFO and other NEOs from a weighting of 70% performance-based vesting and 30% time-based vesting to 85% performance-based vesting and 15% time-based vesting.

This balance between performance-based and time-based equity grants is aligned with the development of Landauer’s long-term growth strategy, motivates management for the appropriate balance between short-term and long-term decision making and aligns management’s long-term compensation closely with the interest of Landauer’s stockholders. Dividend and other distributions will be accrued for the shares subject to performance-based vesting and will be paid if and when such shares vest. Dividends on time-based grants are paid out at the same rate and time as paid to the Company’s stockholders.

The Compensation Committee approved the following performance goals with respect to the performance-based component of the fiscal 2016 annual equity grant:

Performance Metric for Performance Period October 1, 2015 – September 30, 2018	Weighting of Performance- Based Grant
ROIC	50%
EBITDA	25%
Cumulative OCF	25%

The targets were determined by the Compensation Committee based upon the Company’s three-year strategic plan, inclusive of the impact of divestitures completed during fiscal 2015 and subject to certain adjustments approved by the Compensation Committee. Based on its review of the Company’s business plan and three-year strategic financial plan, the Compensation Committee believes that the target and over-performance goals represent a reasonably challenging performance objective.

The extent to which the performance-based shares will vest depends on the Company’s performance over the October 1, 2015-September 30, 2018 performance period. As noted above, performance will be measured against ROIC, EBITDA and OCF goals. The vesting of 50% of the performance shares will be tied to the ROIC goal, the vesting of 25% of the performance shares will be tied to the EBITDA goal and the vesting of 25% of the performance shares will be tied to the OCF goal. With respect to each of these components, no vesting will occur unless the Company attains 80% of the relevant performance goal. If performance is below this level on either measure, all performance shares tied to that measure will be forfeited. If performance is at the 80% level with respect to a measure, the related performance shares will vest at the 50% level. If performance is at the 100% level with respect to a measure, the related performance shares will vest at the 100% level. If performance is at the 120% level with respect to a measure, the related performance shares will vest at the 200% level. In addition to these requirements, the Committee also determined that with respect to the performance shares related to the ROIC or OCF goal, these shares can vest at levels above 100% only if the Company achieves at least target performance on the EBITDA goal. Vesting levels will be interpolated for achievement levels between 80%-120%. If threshold EBITDA performance is not achieved over the fiscal 2017 equity grant’s performance period, any award payouts related to ROIC or OCF performance are capped at target, even if actual performance exceeds targeted levels. The Committee feels that this emphasis on long-term ROIC performance reflects stockholders’ interests in improved balance sheet management as well as increased profitability relative to invested capital.

The chart below demonstrates how vesting levels relate to performance against the respective performance goals:

	Threshold	Target	Maximum
Achievement Level	80%	100%	120%
Vesting Level	50%	100%	200%

For the fiscal 2017 annual equity grant, the Committee approved the following performance goals with respect to the performance-based component of the fiscal 2017 annual equity grant:

Performance Metric for Performance Period October 1, 2016 – September 30, 2019	Weighting of Performance- Based Grant
ROIC	50%
EBITDA	25%
Cumulative 3-Year OCF	25%

The Board has generally followed a practice of making all equity grants to executive officers on a single date each year. Prior to the relevant Board meeting, the Compensation Committee reviews an overall stock award pool for all participating employees, of which there were 40 in fiscal 2016, and individual grants to executives proposed by the CEO to the Committee. Based on the proposal from the CEO and recommendation from the Compensation Committee, the Board reviews and approves the overall pool and the individual equity grants to executives.

While most of the Company’s equity awards to our NEOs have been made historically pursuant to our regular annual grants, the Compensation Committee and Board retain the discretion to make additional awards to executives at other times for recruiting or retention purposes. The Company, by policy, explicitly prohibits “off-cycle” awards in coordination with the release of material non-public information.

Retirement Plans: The NEOs participate in the full range of benefits and are covered by the same plans, with exceptions noted, on the same terms as provided to all of Landauer’s U.S. salaried employees. The plans are designed to provide an appropriate level of replacement income upon retirement.

Post-Termination Compensation: Certain of the Company’s NEOs participate in the Executive Severance Plan (the “Executive Severance Plan”) and the Executive Special Severance Plan (the “Special Severance Plan”). These severance plans provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance. The Executive Severance Plan was adopted on February 13, 2013 by the Compensation Committee and provides for payments and other benefits in the case of a termination without “Cause” (as such term is defined in the Executive Severance Plan), unless the NEO would otherwise be eligible for termination benefits pursuant to the Special Severance Plan. The Special Severance Plan provides for payments and other benefits in the case of certain terminations following a change in control, as defined under the Special Severance Plan. The Special Severance Plan was amended on November 12, 2014 to provide for double trigger vesting of equity awards.

The Compensation Committee believes that these severance arrangements are an important part of overall compensation for Landauer’s executives. The Committee believes that these arrangements will help to secure the continued employment and dedication of the Company’s executives prior to or following a change in control, notwithstanding any concern that they might have regarding their own continued employment. The Committee also believes that these arrangements are important as a recruitment tool and, to a lesser extent, retention device, as many of the companies with which Landauer competes for executive talent have similar arrangements in place for their senior employees. The Committee believes that these benefits are simple to understand, transparent and fair to Landauer’s stockholders and each executive.

Compensation for Mr. Leatherman

Mr. Leatherman was compensated during the fiscal year ended September 30, 2016 pursuant to the terms of a letter agreement entered into by the Company and Mr. Leatherman in August 2015 (the “Letter Agreement”). In developing the terms of the Letter Agreement, the Company received input from Korn Ferry Hay Group, which had performed an analysis of Executive Chairman compensation for companies with annual revenues between approximately $50 million and approximately $340 million. Pursuant to the terms of the Letter Agreement, Mr. Leatherman’s base salary was set at $175,000 and Mr. Leatherman was not eligible to receive an annual bonus. He remained eligible, however, for a long-term equity incentive award, which was made in the form of performance-based restricted stock. Mr. Leatherman also remained eligible to participate in the Company’s employee benefit plans and programs in which he participated prior to October 1, 2015, provided that he no longer is a participant in the Special Severance Plan and remains ineligible to participate in the Executive Severance Plan. The Company will make employer contributions on behalf of Mr. Leatherman under the NQ Excess Plan at the rate of 7.5% of the salary paid to Mr. Leatherman annually.

Stock Ownership Guidelines, Anti-Hedging and Anti-Pledging Policies

The Compensation Committee has established stock ownership goals for the Company’s executives, including the NEOs, and directors as the Committee believes that substantial ownership of the Company’s stock will further align the executives’ and directors’ interests with the interests of Landauer’s stockholders. Stock counted towards the ownership goal includes Landauer shares owned outright or beneficially owned (i.e., held directly or indirectly with spouse or minority aged dependent children) and grants of vested and unvested time-based restricted shares. Unexercised stock options and unvested performance-based restricted shares are not counted in the calculation of an executive’s ownership goal achievement. Landauer’s CEO is subject to a stock ownership goal of five times his current annual base salary. Landauer’s

Senior Vice Presidents (“SVPs”) are required to own Company shares with a market value equal to two times the SVP’s base salary. All other executive officers are required to own Company shares with a market value equal to one times the executive officer’s current annual base salary. Directors are required to own Company shares with a market value equal to at least four times the director’s annual retainer, not including any additional retainer for chairing a committee or serving as the Lead Director of the Board of Directors.

Unless the director or executive officer has achieved and maintains the applicable guideline level of stock ownership, the director or executive officer is required to retain an amount equal to 50% of the net shares received as a result of the exercise, vesting or payment of any Landauer equity awards granted to the director or executive officer. “Net shares” are those shares that remain after shares are sold or withheld, as the case may be, to pay any applicable exercise price for the award and satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award. Upon reaching the applicable ownership goal, the expectation is that the targeted ownership will be maintained by the executive officer.

Compliance with these stock ownership guidelines will be measured periodically by the Company, and the results of such measurement will be reported to the Compensation Committee at least annually.

The Company has also established anti-hedging and anti-pledging policies for the Company’s executives, including each of the NEOs, and directors. Pursuant to the Company’s anti-hedging policy, no director, officer, or employee of the Company or their family members may purchase or sell financial instruments or derivative securities that are designed to hedge or offset any decrease in the market value of the Company’s securities granted to or held by such person, including any incentive plan award. Pursuant to the Company’s anti-pledging policy, no director, officer, or employee of the Company or their family members may hold Company securities in a margin account or pledge Company securities as collateral for a loan or other obligation.

Recoupment and Forfeiture of Incentive Compensation Policy

Landauer’s executive officers may be required to repay previously awarded incentive compensation to the Company in certain circumstances and to the extent permitted under applicable law.

To the extent the Compensation Committee determines that an executive officer engaged in conduct that causes significant losses or reputational harm to the Company, the Committee will determine whether, and to what extent, recoupment of incentive awards may be appropriate based on the facts and circumstances involved. If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may in its discretion, to the extent the Committee determines that an executive officer’s gross negligence or misconduct caused or contributed to the need for the financial restatement, direct the Company to recover all or a portion of any incentive award payment (whether in the form of cash or equity) made to any or all of its executive officers with respect to the 36-month period following first issuance or filing of the financial results required to be restated. In exercising its discretion, the Committee shall consider all facts and circumstances it deems relevant, such as the degree to which the restatement was material and the degree of an executive officer’s involvement in the circumstances leading to the restatement.

The amount to be recovered from any executive officer based on a financial restatement shall be the amount by which the affected incentive award(s) exceeded the amount that would have been paid based on the financial statements as restated, or any greater or lesser amount (up to and including the entire award) that the Committee may determine. The Committee may determine to recover different amounts from different executive officers on such bases as it shall deem appropriate.

The Committee shall determine, subject to applicable law, whether the Company shall affect such incentive award recovery (i) by seeking recoupment from the executive officer; (ii) by reducing the amount that would otherwise be payable to the executive officer under any compensatory plan, program, or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made; or (iv) by any combination of the foregoing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s 2016 Annual Report on Form 10-K.

Members of the Compensation Committee:

William G. Dempsey, Chairman

Jeffrey A. Bailey

Stephen C. Mitchell

Thomas M. White

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended September 30, 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation (6) ($)	Total ($)
Michael T. Leatherman (1) Executive Chairman of the Board of Directors	2016	175,000	—	350,022	—	18,425	543,447
	2015	716,701	—	915,002	159,621	45,750	1,837,074
	2014	59,815	—	103,045	—	42,000	204,860

Michael P. Kaminski (2) President and Chief Executive Officer	2016	525,000	—	692,519	292,389	48,493	1,558,400
	2015	357,470	—	150,606	97,292	43,924	649,292
	2014	350,000	—	150,609	40,072	41,532	582,213

Daniel J. Fujii (3) Vice President, Chief Financial Officer and Secretary	2016	329,600	—	215,011	145,873	32,359	722,842
	2015	257,611	—	120,029	64,883	31,205	473,728
	2014	98,404	—	133,373	9,423	10,993	252,193

Michael R. Kennedy Senior Vice President, Strategic Marketing and Product Development	2016	294,580	—	215,011	130,811	34,225	674,627
	2015	271,380	—	150,014	78,494	35,577	535,465
	2014	247,200	—	130,022	26,199	34,838	438,259

G. Douglas King Senior Vice President, Administration and Chief Information Officer	2016	294,580	—	215,011	131,249	30,177	671,017
	2015	262,847	—	126,042	78,756	34,794	502,439
	2014	237,275	—	95,250	27,179	32,701	392,405

(1)	Amounts for 2016 reflect Mr. Leatherman’s compensation during fiscal 2016 as our Executive Chairman. Mr. Leatherman served as our President and Chief Executive Officer from September 15, 2014-September 30, 2015 (in an interim capacity from September 15, 2014-December 15, 2014).
(2)	Mr. Kaminski transitioned from his position as President, Radiation Measurement to the role of Landauer’s President and Chief Executive Officer, and was appointed to the Company’s Board of Directors, each effective on October 1, 2015.
(3)	Mr. Fujii was hired by the Company on April 1, 2014 and appointed Vice President, Corporate Controller and Chief Accounting Officer effective May 19, 2014. Mr. Fujii was appointed as the Company’s Vice President, Chief Financial Officer and Secretary effective April 15, 2015.
(4)	Amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Amounts are calculated based on the probable satisfaction of performance conditions at target. If the highest level of performance is achieved, the maximum amounts that will be received with respect to the fiscal 2016 awards are as follows: Mr. Leatherman, $700,000; Mr. Kaminski, $1,385,000; Mr. Fujii, $398,000; Mr. Kennedy, $398,000; and Mr. King, $398,000. See Note 1 to the Notes to Consolidated Financial Statements of Landauer’s 2016 Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating the amounts.
(5)	Amounts set forth in this column were earned during each of fiscal 2016, 2015 and 2014 under the Landauer, Inc. Incentive Compensation Plan.
(6)	Included in this column are Company matching contributions to the Landauer, Incorporated 401(k) Retirement Savings Plan, Company profit sharing contributions to the Landauer, Incorporated its 401(k) Retirement Savings Plan, and Company deferred compensation contributions under the NQ Excess Plan, respectively, as follows for fiscal 2016: Mr. Leatherman, $0, $5,300, $13,125; Mr. Kaminski, $3,818, $5,300, $39,375; Mr. Fujii, $2,339, $5,300, $24,720; Mr. Kennedy, $6,832, $5,300, $22,094; Mr. King, $2,784, $5,300, $22,094.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended September 30, 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Michael T. Leatherman	—		—	—	—
	12/4/2015	(3)				4,279	8,558	17,116		350,022
Michael P. Kaminski	—		131,250	262,500	525,000
	12/4/2015	(3)				8,466	16,932	33,864		692,519
	12/4/2015	(4)				—			—	—
Daniel J. Fujii	—		65,920	131,840	263,680
	12/4/2015	(3)				2,234	4,468	8,936		182,741
	12/4/2015	(4)				—			789	32,270
Michael R. Kennedy	—		58,916	117,832	235,664
	12/4/2015	(3)				2,234	4,468	8,936		182,741
	12/4/2015	(4)				—			789	32,270
G. Douglas King	—		58,916	117,832	235,664
	12/4/2015	(3)				2,234	4,468	8,936		182,741
	12/4/2015	(4)				—			789	32,270

(1)	Amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during fiscal 2016 based upon the achievement of performance goals under the Landauer, Inc. Incentive Compensation Plan. The amounts earned in fiscal 2016 by Landauer’s NEOs have been determined and were paid in December 2016. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table.
(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For awards subject to performance conditions, the amounts included in this column are calculated based on the probable satisfaction of the performance conditions at target. A discussion of the calculation of the grant date fair value is set forth in Note 1 of the Notes to Consolidated Financial Statements of Landauer’s 2016 Annual Report on Form 10-K.
(3)	These awards represent the performance-based component of the fiscal 2016 annual equity award granted on December 4, 2015 that vests on September 30, 2018 upon the achievement of certain performance milestones as described above in Compensation Discussion and Analysis. These awards were granted under the Landauer, Inc. Incentive Compensation Plan.
(4)	These awards represent the time-based component of the fiscal 2016 annual equity award granted on December 4, 2015 that vests on September 30, 2018, subject to forfeiture upon the NEO’s earlier termination of employment. These awards were granted under the Company’s Incentive Compensation Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

For Fiscal Year Ended September 30, 2016

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
Michael T. Leatherman	—		—	18,598	(4)	827,222
				4,279	(5)	190,330
Michael P. Kaminski	1,312	(2)	58,358	2,143	(4)	95,307
	—		—	8,466	(5)	376,568
	—		—
Daniel J. Fujii	1,090	(6)	48,483	569	(4)	25,313
	349	(2)	15,524	1,096	(7)	48,759
	672	(7)	29,891	2,234	(5)	99,369
	789	(3)	35,095
Michael R. Kennedy	1,133	(2)	50,396	1,849	(4)	82,261
	170	(8)	7,562	277	(8)	12,330
	789	(3)	35,095	2,234	(5)	99,369
G. Douglas King	830	(2)	36,918	1,355	(4)	60,248
	262	(9)	11,654	427	(9)	18,993
	789	(3)	35,095	2,234	(5)	99,369

(1)	Amounts set forth in these columns equal the number of shares of target restricted stock indicated multiplied by the closing price of $44.48 for Landauer’s common stock on September 30, 2016.
(2)	These awards vest in full on September 30, 2017.
(3)	These awards vest in full on September 30, 2018.
(4)	These awards, which represent the performance-based component of the fiscal 2015 annual equity award, vest on September 30, 2017 based upon achievement of certain performance goals. The amounts disclosed in this table are not necessarily indicative of the amounts that may be realized by Landauer’s named executives.
(5)	These awards, which represent the performance-based component of the fiscal 2016 annual equity award, vest on September 30, 2018 based upon achievement of certain performance goals. The amounts disclosed in this table are not necessarily indicative of the amounts that may be realized by Landauer’s named executives.
(6)	These awards vest in full on April 1, 2017.
(7)	In connection with his promotion from Vice President, Corporate Controller and Chief Accounting Officer to the Company’s Vice President, Chief Financial Officer and Secretary effective April 15, 2015, Mr. Fujii was granted an additional time-based restricted stock award of 2,238 shares of the Company’s common stock with a value of approximately $80,000 as of the grant date, subject to vesting over a three-year period based on the satisfaction of performance goals related to his employment. These awards vest on April 15, 2018.

(8)	In connection with his appointment as the Company’s Senior Vice President, Strategic Marketing and Product Development effective April 1, 2015, Mr. Kennedy was awarded 566 shares of the Company’s common stock with a value of approximately $20,000 as of the grant date, subject to vesting over a three-year period based on the satisfaction of performance goals related to his employment. These awards vest on April 1, 2018.
(9)	In connection with his appointment as the Company’s Senior Vice President, Administration and Chief Information Officer effective April 1, 2015, Mr. King was awarded 872 shares of the Company’s common stock with a value of approximately $30,800 as of the grant date, subject to vesting over a three-year period based on the satisfaction of performance goals related to his employment. These awards vest on April 1, 2018.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended September 30, 2016

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael T. Leatherman	2,075	60,279
Michael P. Kaminski	4,327	171,394
Daniel J. Fujii	1,690	62,909
Michael R. Kennedy	2,095	93,185
G. Douglas King	1,815	78,924

(1)	The value realized on the vesting of restricted stock awards is based on the Company’s closing market price of its common stock on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended September 30, 2016

Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Balance at Last FYE(2) ($)
Michael T. Leatherman(3)	13,125	78	58,953
Daniel J. Fujii	24,720	49	52,690
Michael P. Kaminski	39,375	6,840	110,861
Michael R. Kennedy	22,094	18,721	188,916
G. Douglas King	22,094	15,301	169,134

(1)	The amounts in this column represent the annual Company contributions earned during fiscal 2016, which the Company will credit to the executives’ accounts during fiscal 2017. These amounts are included in the Summary Compensation Table as “All Other Compensation.”
(2)	The aggregate balance at September 30, 2016 includes compensation which was reported for the executives in previous years.
(3)	Mr. Leatherman became eligible to participate in the Company’s NQ Excess Plan effective December 15, 2014 following his appointment as President and Chief Executive Officer.

Deferred Compensation Plan

Landauer established the NQ Excess Plan effective April 1, 2009. Under the NQ Excess Plan, certain employees, including the Company’s executive officers, are entitled to (a) receive Company contributions based on a percentage of base pay, and (b) elect to defer up to 60% of base pay and up to 100% of commissions and bonuses, subject to the authority of the committee that administers the plan (the “Plan Committee”) to specify a different maximum percentage of compensation that may be deferred. Bonuses include performance-based compensation contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve months and fiscal year compensation services performed during a period of one or more consecutive fiscal years of the Company and payable after the period of service has concluded. Participants’ account balances under the NQ Excess Plan are adjusted to track the investment returns of mutual funds selected by the participants from a menu of mutual funds selected by the Plan Committee. Participants may change their investment elections as frequently as permitted by the Plan Committee.

Amounts attributable to Company contributions and voluntary deferrals that are payable under the NQ Excess Plan as a result of death, disability or separation prior to retirement (defined as separation after the earlier of (i) age 55 and the completion of at least 10 years of service or (ii) age 65) are distributed in the form of a lump sum payment. Amounts attributable to Company contributions that are payable as a result of retirement are distributed in five annual installments. Amounts attributable to voluntary deferrals that are payable as a result of retirement are distributed in either a lump sum payment or in annual installments over a period of 2 to 5 years, as elected by the participant. Amounts attributable to voluntary deferrals may also be distributed prior to separation in either a lump sum payment or in annual installments over a period of 2 to 5 years commencing on a date specified by the participant, which is at least 2 years after the beginning of the applicable deferral period.

Severance Plans

Executive Special Severance Plan: The Company maintains the Landauer, Inc. Executive Special Severance Plan, as amended and restated on November 12, 2014 (the “Special Severance Plan”), in which certain of Landauer’s executives participated in as of September 30, 2016, including Mr. Fujii, Mr. Kaminski, Mr. Kennedy and Mr. King. Under the Special Severance Plan, in the event of a change in control if, the executive’s employment is terminated involuntarily without cause or is terminated by the executive for good reason, as defined in the plan, within two years following a change in control, the executive will receive a lump sum payment equal to three times for Mr. Kaminski and two times for Mr. Fujii, Mr. Kennedy and Mr. King, the sum of: (i) the highest annual rate of the executive’s base salary during the 12-month period immediately prior to his termination and (ii) the greater of the executive’s target annual bonus for the year of termination or a bonus calculated based on the average of the prior three fiscal years bonuses as percentages of the executive’s base salary during those prior three fiscal years. The terminated executive also will receive continued medical, dental and life insurance coverage for up to three years for Mr. Kaminski and two years for Mr. Fujii, Mr. Kennedy and Mr. King, as well as outplacement services. The Special Severance Plan requires the executive to enter into a noncompetition/ nonsolicitation agreement and execute a general release of claims against Landauer and its affiliates to receive the severance payments and benefits described above.

Additionally, on November 12, 2014, the Committee amended the Special Severance Plan to provide for double trigger vesting. Under the terms of the Special Severance Plan, in the event of a change in control if the executive’s employment is terminated involuntarily without cause or is terminated by the executive for good reason, as defined in the plan, within two years following a change in control, all of the executive’s outstanding stock options and other equity awards become exercisable, or vested, in full, and any outstanding stock options will remain exercisable until the earlier of the first anniversary of the executive’s termination of employment or the original expiration date of the option.

For purposes of the Special Severance Plan, a “change in control” generally means (i) certain acquisitions of 30% or more of the then outstanding shares of the Company’s common stock, (ii) a change in the Board of Directors resulting in the incumbent directors ceasing to constitute at least a majority of the Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale or disposition of all or substantially all of the assets of Landauer (unless, among other conditions, Landauer’s stockholders receive more than 60% of the stock of the resulting company) or (iv) the consummation of a plan of complete liquidation or dissolution of Landauer.

Our Special Severance Plan does not provide for any excise tax gross-up. Rather, it provides that if benefits and payments provided under the Plan would trigger an excise tax under Section 4999 of the Internal Revenue Code, those benefits will either (i) be reduced to a level where such excise tax would not apply or (ii) remain unchanged and be subject to the excise tax, depending on which outcome would result in a better after-tax result to the participant.

Executive Severance Plan: On February 20, 2013, the Committee approved the Executive Severance Plan in which certain of Landauer’s executives participated in as of September 30, 2016, including Mr. Fujii, Mr. Kaminski, Mr. Kennedy and Mr. King. Under the Executive Severance Plan, if the executive’s employment is terminated involuntarily without cause, as defined in the plan, and the executive is not otherwise entitled to termination benefits pursuant to the Special Severance Plan due to a termination within 24 months following a change in control, the executive will receive (i) salary continuation for a period of 24 months for Mr. Kaminski and 18 months in the case of the other NEOs eligible to participate in the plan, (ii) continued medical coverage for a period of 24 months for Mr. Kaminski and 18 months in the case of the other NEOs eligible to participate in the plan and (iii) outplacement services. The Executive Severance Plan requires the executive to enter into a noncompetition/nonsolicitation agreement and execute a general release of claims against Landauer and its affiliates to receive the severance payments and benefits described above.

Incentive Compensation Plan: Effective November 12, 2014, the Compensation Committee amended the Landauer, Inc. Incentive Compensation Plan to provide for the following treatment of stock awards and cash performance awards upon a termination without cause:

•	In the case of time-based restricted stock awards or restricted stock unit awards, the awards will vest on a pro-rata basis based on service through the date of termination, unless such termination occurs within 24 months of a change in control in which case the award will vest in full;

•	In the case of performance stock awards or performance stock unit awards, the target number of shares subject to the award will be pro-rated on the termination date, based on service through the date of termination, and such pro-rata performance share award amount will vest based on actual performance on the last day of the performance period, unless such termination occurs within 24 months of a change in control in which case the award will vest in full at the target level; and

•	In the case of cash performance awards, the award will vest on a pro-rata basis based on service through the date of termination at the lesser of target or actual performance measured on the last day of the performance period.

The Company’s Incentive Compensation Plan provides that upon a termination due to death or disability, stock awards and performance cash awards will vest in full and any applicable performance measures will be deemed satisfied at the target level. For each of the NEOs, the value of such vesting assuming termination as of September 30, 2016 would be: Michael T. Leatherman $1,562,404; Michael P. Kaminski, $896,715; Daniel J. Fujii, $324,060; Michael R. Kennedy, $350,654; G. Douglas King, $327,792.

PAYMENTS UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL

Assuming termination on September 30, 2016

Name	Severance Pay(2) ($)	Stock Vesting(3) ($)	Retirement Plan Benefits(4) ($)	Continued Perquisites and Benefits(5) ($)	Total ($)
Michael T. Leatherman(1)	—	—	45,750	—	45,750
Michael P. Kaminski	2,362,500	896,715	65,370	96,195	3,420,780
Daniel J. Fujii	922,881	324,060	27,920	69,130	1,343,991
Michael R. Kennedy	824,824	350,654	—	69,130	1,244,608
G. Douglas King	824,824	327,792	—	59,465	1,212,081

(1)	Mr. Leatherman is not a participant in the Special Severance Plan.
(2)	Amounts represent lump-sum cash payments equal to three times for Mr. Kaminski and two times, for Mr. Fujii, Mr. Kennedy and Mr. King, the sum of the highest annual rate of the executive’s base salary during the 12-month period immediately prior to his termination, and the greater of the executive’s target annual bonus for the year of termination or a bonus calculated based on the average of the prior three fiscal years bonuses as percentages of the executive’s base salary during those prior three fiscal years. Per the terms of the Special Severance Plan, these amounts have been reduced to a level whereby the excise tax triggered under Section 4999 of the Internal Revenue Code would not apply.
(3)	Amounts equal the number of shares of restricted stock outstanding at September 30, 2016 multiplied by the closing price of $44.48 for the Company’s common stock on September 30, 2016.
(4)	Amounts represent accumulated unvested Company contributions under the NQ Excess Plan which immediately vest and are paid upon termination following a change in control.
(5)	Amounts include continued medical, dental and life insurance coverage for up to 3 years for Mr. Kaminski and 2 years for Mr. Fujii, Mr. Kennedy, and Mr. King, as well as outplacement services.

PAYMENTS UPON TERMINATION WITHOUT CAUSE NOT FOLLOWING A CHANGE IN CONTROL

Assuming termination on September 30, 2016

Name	Salary Continuation(2) ($)	Stock Vesting(3) ($)	Continued Perquisites and Benefits(4) ($)	Total ($)
Michael T. Leatherman(1)	—	—	—	45,750
Michael P. Kaminski	1,050,000	343,741	74,130	1,467,871
Daniel J. Fujii	494,400	172,093	58,098	724,591
Michael R. Kennedy	441,870	187,750	58,098	687,718
G. Douglas King	441,870	168,668	50,849	661,387

(1)	Mr. Leatherman is not a participant in the Executive Severance Plan.
(2)	Amounts represent salary continuation payments equal to 24 months for Mr. Kaminski and 18 months for Mr. Fujii, Mr. Kennedy and Mr. King.
(3)	Amounts equal the number of shares of restricted stock outstanding at September 30, 2016, prorated for a termination on such date, multiplied by the closing price of $44.48 for the Company’s common stock on September 30, 2016.
(4)	Amounts include continued medical, dental and life insurance coverage for a period of 24 months for Mr. Kaminski and 18 months for Mr. Fujii, Mr. Kennedy, and Mr. King, as well as outplacement services.

Compensation of Directors

During fiscal 2016, each non-employee director was paid an annual retainer in the amount of $45,000. The Lead Director of the Board of Directors received an additional annual retainer of $25,000. The Audit Committee Chair received an additional annual retainer of $18,000. Each of the Compensation and Governance and Nominating Committee Chairs received an additional annual retainer of $12,000. All retainers are paid quarterly.

Landauer also maintains a long-term incentive plan, as approved by stockholders, under which non-employee directors receive annual grants of restricted stock or restricted stock units. During fiscal 2016, the value of the annual equity grant to non-employee directors was $115,000. In February 2016, non-employee directors each were awarded grants of 3,959 restricted shares of common stock that vest one year after the grant date. If the director ceases to be a member of the Board for any reason other than disability, retirement on or after age 70, or death, each share subject to the award that has not vested prior thereto shall be forfeited by the director. Non-employee directors who are appointed to the Board at other than the annual meeting date are granted a prorated award. The Company has established a share ownership goal for directors of four times their annual retainer. For more information including what shares are counted towards the ownership goal, please see “Stock Ownership Guidelines, Anti-Hedging and Anti-Pledging Policies” in this Proxy Statement above on page 32 in the CD&A.

The following table provides information concerning director compensation for the fiscal year ended September 30, 2016:

DIRECTOR COMPENSATION

For Fiscal Year Ended September 30, 2016

Name(1)	Fees Earned or Paid In Cash ($)	Stock Awards(3,4) ($)	Total ($)
Jeffrey A. Bailey	45,000	115,000	160,000
Robert J. Cronin	70,000	115,000	185,000
William G. Dempsey	57,000	115,000	172,000
Teri G. Fontenot(2)	247	44,530	44,777
David E. Meador	63,000	115,000	178,000
Stephen C. Mitchell	57,000	115,000	172,000
Thomas M. White	45,000	115,000	160,000

(1)	Michael T. Leatherman was appointed as the Company’s Interim President and Chief Executive Officer effective September 15, 2014, and as President and Chief Executive Officer, removing the Interim designation, effective December 15, 2014 through September 30, 2015. During his term as President and Chief Executive Officer (including the period August 25, 2014 – December 14, 2014), Mr. Leatherman continued to serve as a director of the Company, but ceased his service as a member of the Audit Committee and Compensation Committee of the Company’s Board of Directors, and relinquished all compensation paid to directors. His compensation as an executive officer and as a Director (prior to his appointment as Interim President and CEO) is reported in the Summary Compensation Table.
(2)	On September 28, 2016, the Board appointed Teri G. Fontenot as an Independent Director of the Board of Directors. Ms. Fontenot will participate in the current director compensation arrangements applicable to non-employee directors. Under the terms of those arrangements, she received a prorated annual retainer of $247 for service on the Company’s Board of Directors for fiscal 2016. Pursuant to the Company’s long-term incentive plan, Ms. Fontenot was granted units of 1,007 restricted shares of common stock with a grant date value of $44,530 that vest in February 2017.
(3)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in the valuation of equity awards is set forth in Note 1 of the Notes to Consolidated Financial Statements of Landauer’s 2016 Annual Report on Form 10-K.
(4)	Each director listed in the table, except for Ms. Fontenot and Mr. Bailey, had 6,865 shares of restricted stock outstanding as of September 30, 2016. Ms. Fontenot had 1,007 shares of restricted outstanding as of September 30, 2016, and Mr. Bailey had 6,683 shares of restricted stock outstanding as of September 30, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2016 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans. All equity compensation plans have been approved by the Company’s stockholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	183,876	$—	672,208
Equity compensation plans not approved by security holders	—	—	—

Total	183,876	$—	672,208

(1)	This amount represents shares of Common Stock available for issuance of stock-based awards under the 2016 Landauer, Inc. Incentive Compensation Plan (the “2016 Plan”). Any shares reserved for award and unused under the previous incentive plans were cancelled.
(2)	This amount represents restricted stock units, including performance-based restricted stock units, issued under the Company’s equity plans.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

As a matter of practice, the Board of Director’s Audit Committee is responsible for review, approval or ratification of related person transactions for which disclosure would be required under Item 404(a) of Regulation S-K. The Company requires that related person transactions be identified during its annual review process through completion of a director’s and officer’s questionnaire. If a transaction should occur, management and the Audit Committee would assess the related facts and only allow for transactions that are in the best interest of the stockholders. This includes current or proposed transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any of the Company’s executive officers, directors, or greater than five percent stockholders, or any members of their immediate families has a direct or indirect material interest. There were no such transactions since the beginning of the Company’s last fiscal year.

AUDIT COMMITTEE REPORT

Landauer’s Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2016. Additionally, the Audit Committee has reviewed and discussed with management and the independent public accountants the Company’s unaudited interim financial statements as of and for the end of each of the first three fiscal quarters for the year ended September 30, 2016. These discussions occurred prior to the issuance of news releases reporting such quarterly results and prior to the filing of the related Quarterly Reports on Form 10-Q with the SEC.

The Audit Committee discussed with BDO, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16.

The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence. In addition, the Audit Committee considered whether the provision by the independent accounting firm of non-audit services is compatible with maintaining the independent accounting firm’s independence from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above for the fiscal year ended September 30, 2016 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Members of the Audit Committee:

David E. Meador, Chairman

Jeffrey A. Bailey

Robert J. Cronin

Teri G. Fontenot

Thomas M. White

FEES BILLED BY INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by our independent registered public accounting firm, BDO, for the fiscal years ended September 30, 2016 and 2015:

	Fiscal 2016	Fiscal 2015
Audit Fees	$734,000	$863,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees. Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation. The fiscal 2015 audit fees include a final billing of $150,000 that was approved by the Audit Committee.

Audit-Related Fees. Audit-related services consisted principally of audits of other entities related to the Company and other attest projects. The Company did not incur any audit-related fees for fiscal 2016 or fiscal 2015.

Tax Fees. Tax fees consist primarily of tax compliance, tax planning and tax advice services. The Company did not incur any tax fees for fiscal 2016 or 2015.

All Other Fees. All other fees primarily reflect accounting research software license costs. The Company did not incur any other fees for fiscal 2016 or fiscal 2015.

Policy for Approval of Audit and Permitted Non-audit Services

All audit and non-audit services provided by the Company’s principal accountants must be pre-approved by the Audit Committee. Accordingly, policies and procedures were established whereby the Audit Committee approves performance of all audit and non-audit services in advance. The Audit Committee approved 100% of the services described above. The Company believes that none of the time expended on BDO’s engagement to audit the Company’s financial statements for fiscal 2016 or 2015 was attributable to work performed by persons other than BDO’s full-time, permanent employees.

Change in Independent Auditor

As disclosed in the Current Report on Form 8-K filed by the Company on June 1, 2015, the Audit Committee of the Board of Directors appointed BDO to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015 and dismissed PwC, both effective as of May 28, 2015.

PwC’s reports on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended September 30, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2014 and 2013, and the subsequent interim period through May 28, 2015, the date of PwC’s dismissal, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports for such fiscal years. There were “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), as disclosed in the Company’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2014 and September 30, 2013 and Quarterly Reports on Form 10-Q for the quarters ending March 31, 2014, June 30, 2014, December 31, 2014 and March 31, 2015, related to the existence of material weaknesses in the Company’s internal controls over financial reporting related to the following:

•	the Company did not maintain a sufficient complement of personnel with an appropriate level of knowledge of accounting, experience and training commensurate with its financial reporting requirements; additionally, the Company did not consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives;

•	the Company did not design effective controls over the preparation and review of its Consolidated Statement of Cash Flows. Specifically, controls were not designed to evaluate whether transactions were properly classified within the Consolidated Statement of Cash Flows, including nonrecurring transactions and adjustments pertaining to purchases of property, plant and equipment;

•	the Company did not design and maintain processes and procedures that restrict access to key financial systems and records to appropriate users and evaluate whether appropriate segregation of duties was maintained. Specifically, certain personnel had access to financial applications, programs and data beyond that needed to perform their individual job responsibilities without independent monitoring;

•	the Company did not design and implement effective risk assessment with regard to its processes and procedures commensurate with its financial reporting requirements. Specifically, the Company did not design and implement controls in response to risks of misstatement of the financial statements;

•	the Company did not maintain processes and procedures that were adequately designed, documented and executed to support the accurate and timely reporting of revenue and the related receivables. Specifically, the Company did not design and maintain effective controls to evaluate whether revenue was recognized in accordance with agreed-upon terms and conditions, including customer order entry, pricing, customer acceptance provisions, and recorded in the proper period; and

•	the Company did not design effective controls to evaluate whether cash and investments held by foreign affiliates were appropriately accounted for and classified.

PwC’s report on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2014, which was included in the Company’s 2014 Annual Report on Form 10-K, contained an adverse opinion thereon. The Audit Committee discussed the material weaknesses in the Company’s internal control over financial reporting with PwC, and authorized PwC to fully respond to the inquiries of BDO, the successor independent registered public accounting firm, concerning such material weaknesses.

The Company furnished a copy of the above disclosures to PwC and requested that PwC provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2015.

During the Company’s fiscal years ended September 30, 2014 and 2013, and the subsequent interim period through May 28, 2015, the date of BDO’s appointment, neither the Company, nor anyone acting on the Company’s behalf, consulted with BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and neither were a written report or oral advice provided to the Company by BDO that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fiscal 2016 Update

As discussed in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, the material weaknesses described above have been remediated as of September 30, 2016 and our internal control over financial reporting was effective as of September 30, 2016.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked at the Annual Meeting to ratify the appointment by the Audit Committee of BDO as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017. BDO, 330 North Wabash Avenue, Chicago, Illinois, has served as independent public accountants for Landauer since fiscal 2015, and it will be recommended to the stockholders that they ratify such appointment. The Audit Committee, comprised of Jeffrey A. Bailey, Robert J. Cronin, Teri G. Fontenot, David E. Meador and Thomas M. White, has approved this appointment. Representatives of BDO will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If a quorum is present, in order to ratify the appointment of BDO as Landauer’s independent registered public accounting firm for the fiscal year ending September 30, 2017, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of it.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of BDO as the independent registered public accounting firm of Landauer for the fiscal year ending September 30, 2017.

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Company asks that you indicate your approval, on a non-binding basis, of a resolution relating to the compensation of its named executive officers as disclosed in this Proxy Statement under the heading “Executive Compensation” (commonly referred to as a “say-on-pay vote”). Since your vote on this resolution is a non-binding advisory vote, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. Consistent with the direction of our stockholders, the say-on-pay vote is held on an annual basis until the next non-binding stockholder vote on the frequency with which the say-on-pay vote should be held.

As disclosed in the CD&A, Landauer designs its compensation program to maintain a performance and achievement-oriented environment throughout the Company, while ensuring the program does not create unnecessary or excessive risk. The goals of the Company’s executive compensation program are to:

•	Attract and retain highly talented executives capable of delivering long-term success;

•	Align the executives’ interests with the interests of Landauer’s stockholders; and

•	Motivate executives to achieve the Company’s short and long-term business objectives via a performance-driven incentive program through legal and ethical means.

Consistent with these goals and also as disclosed in the CD&A, the Board has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program. The key components of this philosophy are:

•	Total compensation will be targeted to be competitive with the marketplace in which executive talent is recruited. “Competitive” is defined as around the 50th percentile using market compensation information. Actual pay can vary from the 50th percentile based on specific circumstances;

•	The mix of compensation elements is designed to reflect strategic business needs;

•	Incentive compensation is tied to short-term goals and long-term strategic plans in a balanced manner so that it supports the Company’s efforts to achieve both its short-term and long-term goals;

•	The degree of compensation at risk will positively correlate to responsibility level;

•	Performance is assessed on both financial and non-financial goals using qualitative and quantitative metrics;

•	Compensation is differentiated based on factors that are relevant to each form of compensation; and

•	The executives’ interests should be aligned with those of the Company’s stockholders through executive stock ownership.

If a quorum is present, in order to approve the resolution below, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of the resolution.

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends a vote FOR the approval of the resolution above relating to the compensation of the Company’s named executive officers.

NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY

OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires the Company to include in its proxy statement a non-binding advisory vote on executive compensation not less frequently than once every three years. Section 14A also requires the Company to include in its proxy statement this year a separate non-binding advisory vote regarding whether the non-binding advisory vote on executive compensation should be held every year, every two years or every three years.

While the Company will continue to monitor developments in this area, the Board of Directors believes that an annual frequency (“1 YEAR”) for the advisory vote on executive compensation is the optimal interval for conducting and responding to an advisory vote on executive compensation. The Board of Directors believes that a 1 YEAR frequency provides the highest level of accountability and communication by enabling shareholders to provide direct input into the Company’s compensation philosophy, policies and practices as disclosed in the Company’s proxy statement every year. The Company therefore asks that you indicate your support for the non-binding advisory vote on executive compensation to be held every three years.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining).

Although this advisory vote on the frequency of the NEO compensation vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

For the reasons discussed above, we are asking our shareholders to vote for a 1 YEAR frequency when voting on this proposal at the 2017 Annual Meeting. This vote is an advisory vote only, and therefore it will not bind the Corporation or the Board. However, the Board will consider the voting results as appropriate when adopting a policy on the frequency of future advisory votes on executive compensation. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board as the shareholders’ recommendation as to the frequency of future advisory votes on executive compensation. Nevertheless, the Board may decide that it is in the best interests of our shareholders and the Corporation to hold advisory votes on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends a vote for 1 YEAR as the frequency of the non-binding advisory vote regarding executive compensation.

STOCKHOLDER PROPOSALS

It is currently anticipated that the 2018 Annual Meeting of Shareholders (“2018 Annual Meeting”) will be held on [            ], 2018. Proposals to be presented by stockholders at the 2018 Annual Meeting must be received by Landauer not later than [            ], 2017 in order to be considered for inclusion in Landauer’s Proxy Statement and form of proxy relating to that meeting. Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations of the SEC. In addition, under Landauer’s by-laws, nominations for directorships and stockholder proposals to be acted on at the 2018 Annual Meeting only may be made pursuant to written notice received at Landauer’s principal office on or after [            ], 2017 and on or before [            ], 2017.

Landauer’s by-laws provide that notice of a stockholder nomination for director must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. Such notice must also set forth, as to the stockholder making the nomination, (i) the name and record address of such stockholder, (ii) the class and number of shares of capital stock of the corporation that are beneficially owned by such stockholder, and (iii) certain other descriptions of any agreement or arrangement with respect to the nomination between the stockholder and beneficial owner, if any. If the chairman of the stockholder meeting determines that a stockholder nomination was not made in accordance with the procedure set forth in the bylaws, he shall so declare to the meeting and the defective nomination shall be disregarded.

Nominations for director and stockholder proposals should be directed to Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586; Attention: Corporate Secretary.

MISCELLANEOUS

The Board of Directors does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

In the event that a quorum is not present when the meeting is convened, it is intended that the proxies will be voted in favor of adjourning the meeting from time to time until a quorum is obtained.

DANIEL J. FUJII
Vice President, Chief Financial Officer and Secretary

[            ], 2017

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

Under applicable SEC regulations, our directors and our executive officers are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Information concerning participants is provided below.

Directors and Nominees

The principal occupations of the directors and nominees who are participants in the Company’s solicitation are as shown below. The business address of each of these individuals for this purpose is c/o Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586; Attention: Corporate Secretary.

Name	Occupation
Jeffrey A. Bailey	Former President and Chief Executive Officer of Lantheus Medical Imaging, Inc.
Robert J. Cronin	Managing Partner of The Open Approach LLC
William G. Dempsey	Director of various public companies
Teri G. Fontenot	President and Chief Executive Officer of Woman’s Hospital
Michael P. Kaminski	President and Chief Executive Officer of the Company
Michael T. Leatherman	Executive Chairman of the Board of Directors of the Company
David E. Meador	Vice Chairman and Chief Administrative Officer of DTE Energy
Stephen C. Mitchell	President of Knight Group LLC
Frank B. Modruson	Former Technology Leadership Partner and Chief Information Officer of Accenture
Thomas M. White	Executive Chairman of Cardinal Logistics Holdings, LLC

Executive Officers

The principal occupations of the Company’s executive officers who may be deemed to be “participants” in the Company’s solicitation are as shown below. The principal occupation refers to such person’s position with the Company, and the business address for each person is Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586.

Name	Position with the Company
Michael P. Kaminski	President and Chief Executive Officer
Michael T. Leatherman	Executive Chairman of the Board of Directors of the Company
Daniel J. Fujii	Vice President, Chief Financial Officer and Secretary
Michael R. Kennedy	Senior Vice President, Strategic Marketing and Product Development
G. Douglas King	Senior Vice President, Administration and Chief Information Officer

Stock Ownership

The numbers of shares of Company Common Stock beneficially owned by each “participant” are as described in the section above entitled “Beneficial Ownership of Common Stock. Such disclosure includes any ownership by any of the participant’s “associates,” as such term is defined for purposes of the Securities Exchange Act of 1934.

Information Regarding Transactions in Company Securities by Participants

The following table sets forth purchases and sales of securities of the Company by the participants, listed below since December 1, 2014.

Name	Transaction Date	Number of Shares	Transaction Description
Jeffrey A. Bailey	4/17/2015	2,724	Acquisition: shares of restricted stock subject to vesting requirements
	2/22/2016	3,959	Acquisition: shares of restricted stock subject to vesting requirements
Robert J. Cronin	3/10/2015	2,906	Acquisition: shares of restricted stock subject to vesting requirements
	2/22/2016	3,959	Acquisition: shares of restricted stock subject to vesting requirements
William G. Dempsey	3/10/2015	2,906	Acquisition: shares of restricted stock subject to vesting requirements
	2/22/2016	3,959	Acquisition: shares of restricted stock subject to vesting requirements
Teri G. Fontenot	9/28/2016	1,007	Acquisition: shares of restricted stock subject to vesting requirements
Daniel J. Fujii	12/30/2014	349	Acquisition: shares of restricted stock subject to vesting requirements
	4/17/2015	672	Acquisition: shares of restricted stock subject to vesting requirements
	12/11/2015	789	Acquisition: shares of restricted stock subject to vesting requirements
	12/18/2015	250	Acquisition: open market purchase
	4/4/2016	(387)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	9/30/2016	(68)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	11/30/2016	804	Acquisition: shares of restricted stock subject to vesting requirements
	12/2/2016	263	Acquisition: vesting of performance-based restricted stock
Michael P. Kaminski	12/30/2014	1,312	Acquisition: shares of restricted stock subject to vesting requirements
	4/16/2015	(750)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	10/7/2015	(290)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	12/11/2015	194	Acquisition: vesting of performance-based restricted stock
	12/28/2015	1,409	Acquisition: open market purchase
	4/18/2016	(770)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	9/30/2016	(363)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	12/2/2016	909	Acquisition: vesting of performance-based restricted stock
Michael R. Kennedy	12/9/2014	407	Acquisition: vesting of performance-based restricted stock
	12/30/2014	1,133	Acquisition: shares of restricted stock subject to vesting requirements

Name	Transaction Date	Number of Shares	Transaction Description
	4/3/2015	170	Acquisition: shares of restricted stock subject to vesting requirements
	10/7/2015	(274)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	12/11/2015	789	Acquisition: shares of restricted stock subject to vesting requirements
	12/11/2015	183	Acquisition: vesting of performance-based restricted stock
	9/30/2016	(351)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	11/30/2016	804	Acquisition: shares of restricted stock subject to vesting requirements
	12/2/2016	718	Acquisition: vesting of performance-based restricted stock
G. Douglas King	4/6/2015	262	Acquisition: shares of restricted stock subject to vesting requirements
	10/7/2015	(176)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	12/11/2015	789	Acquisition: shares of restricted stock subject to vesting requirements
	12/11/2015	146	Acquisition: vesting of performance-based restricted stock
	9/30/2016	(201)	Disposition: shares withheld as payment of the tax liability incident to the vesting of restricted stock
	11/30/2016	804	Acquisition: shares of restricted stock subject to vesting requirements
	12/2/2016	624	Acquisition: vesting of performance-based restricted stock
Michael T. Leatherman	6/2/2015	1,000	Acquisition: open market purchase
David E. Meador	3/10/2015	2,906	Acquisition: shares of restricted stock subject to vesting requirements
	2/22/2016	3,959	Acquisition: shares of restricted stock subject to vesting requirements
Stephen C. Mitchell	3/10/2015	2,906	Acquisition: shares of restricted stock subject to vesting requirements
	2/22/2016	3,959	Acquisition: shares of restricted stock subject to vesting requirements
Thomas M. White	3/10/2015	2,906	Acquisition: shares of restricted stock subject to vesting requirements
	2/22/2016	3,959	Acquisition: shares of restricted stock subject to vesting requirements

Miscellaneous Information Concerning Participants

Except as described below or elsewhere in this proxy statement, to the knowledge of the Company:

•	No participant owns any securities of the Company of record that such participant does not own beneficially.

•	None of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past 10 years.

•	None of the participants directly or indirectly beneficially owns any securities of any subsidiary of the Company.

•	No participant or associate of a participant is either a party to any transaction or series of transactions since October 1, 2015, or has knowledge of any currently proposed transaction or series of transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K.

•	No participant or associate of a participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our annual meeting other than an interest, if any, as a stockholder of the Company or, with respect to a director nominee, as a nominee for director.

•	No participant or associate of a participant has any arrangement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

•	No participant is, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to Company securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

PRELIMINARY-SUBJECT TO COMPLETION

LANDAUER, INC.

2 SCIENCE ROAD

GLENWOOD, IL 60425-1586

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, [TBD], 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, [TBD], 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E15999-TBD                             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDAUER, INC.

The Board of Directors recommends that you vote FOR the election of the nominees for Director listed in Proposal 1, FOR Proposals 2 and 3, and 1 YEAR for Proposal 4.

1.	Election of Directors

	For	Withhold
Nominees:

1a. Jeffrey A. Bailey	☐	☐

1b. William G. Dempsey	☐	☐

1c. Teri G. Fontenot	☐	☐

1d. Michael P. Kaminski	☐	☐

1e. Michael T. Leatherman	☐	☐

1f. David E. Meador	☐	☐

1g. Frank B. Modruson	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2017.	☐	☐	☐

3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

4.	To approve, by non-binding advisory vote, the frequency of the advisory vote regarding executive compensation. ☐	☐	☐	☐

NOTE: Please sign as your name appears hereon. When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

PROXY

LANDAUER, INC.

Upon arrival, please present photo identification at the registration desk.

Shares Owned Through the Landauer, Inc.

401(k) Retirement Savings Plan

If shares of Landauer, Inc. Common Stock are issued to or held for the account of the undersigned under the Landauer, Inc. 401(k) Retirement Savings Plan, the undersigned hereby directs New York Life Trust Company, Trustee, to vote, as directed on this card, the shares of Landauer, Inc. Common Stock which are allocated to the undersigned’s account, at the Annual Meeting of Stockholders and at any adjournments thereof. In its discretion the Trustee is authorized to vote upon any other business that properly may come before the meeting. These instructions shall be held in the strictest confidence by the Trustee. If no direction is made, the Trustee will vote allocated shares for which it receives no instructions in the same proportion as the allocated shares for which voting instructions have been received.

Your voting instructions must be received by the Trustee by 8:00 AM Eastern Time on [TBD], [TBD], 2017, to allow sufficient time for processing.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E16000-TBD

PROXY

LANDAUER, INC.

ANNUAL MEETING OF STOCKHOLDERS

[TBD], [TBD], 2017

9:30 A.M. Local Time

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LANDAUER, INC.

The undersigned hereby appoints William G. Dempsey and Michael P. Kaminski, and each of them, the attorneys and proxies of the undersigned, with power of substitution to vote all the shares of Landauer, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on [TBD], 2017, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR the election of the nominees for Director listed in Proposal 1, FOR Proposals 2 and 3, and 1 YEAR for Proposal 4. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

Please complete, sign and date on reverse side and mail in enclosed envelope.

V.1.1